
                                                    UNITED STATES
                                         SECURITIES AND EXCHANGE COMMISSION
                                               Washington, D.C. 20549



                                                    FORM U-13-60


                                                    ANNUAL REPORT

                                                   FOR THE PERIOD

             Beginning         January 1, 2004         and Ending                   December 31, 2004
                         ----------------------------                          -------------------------------------------


                                                       TO THE
                                       U.S. SECURITIES AND EXCHANGE COMMISSION
                                                         OF


                                       Alliant Energy Corporate Services, Inc.
---------------------------------------------------------------------------------------------------------------------------
                                          (Exact Name of Reporting Company)

A                                               Subsidiary                                        Service Company
---------------------------------------------------------------------------------------------------------------------------
                                       ("Mutual" or "Subsidiary")
Date of Incorporation         December 8, 1997       If not Incorporated, Date of Organization
                         --------------------------                                                 -----------------------

State or Sovereign Power under which Incorporated or Organized                                       Iowa
                                                                               ---------------------------------------------

Location of Principal Executive Offices of Reporting Company                                 Cedar Rapids, Iowa
                                                                               ---------------------------------------------

Name, title, and address of officer to whom correspondence concerning this report should be addressed:

John E. Kratchmer, Vice President - Controller and Chief Accounting Officer, 4902 N. Biltmore Lane, Madison, Wisconsin 53718
----------------------------------------------------------------------------------------------------------------------------
             (Name)                                (Title)                                    (Address)


                Name of Principal Holding Company Whose Subsidiaries are served by Reporting Company:

                                             Alliant Energy Corporation
----------------------------------------------------------------------------------------------------------------------------


                                        INSTRUCTIONS FOR USE OF FORM U-13-60

1.    Time of Filing.
      Rule 94 provides that on or before the first day of May in each calendar year, each mutual service company and each subsidiary service company as to which the Commission shall have made a favorable finding pursuant to Rule 88, and every service company whose application for approval or declaration pursuant to Rule 88 is pending shall file with the Commission an annual report on Form U-13-60 and in accordance with the Instructions for that form.

2.    Number of Copies.
      Each annual report shall be filed in duplicate.  The company should prepare and retain at least one extra copy for itself in case correspondence with reference to the report becomes necessary.

3.    Period Covered by Report.
      The first report filed by any company shall cover the period from the date the Uniform System of Accounts was required to be made effective as to that company under Rules 82 and 93 to the end of that calendar year.  Subsequent reports should cover a calendar year.

4.    Report Format.
      Reports shall be submitted on the forms prepared by the Commission.  If the space provided on any sheet of such form is inadequate, additional sheets may be inserted of the same size as a sheet of the form or folded to each size.

5.    Money Amounts Displayed.
      All money amounts required to be shown in financial statements may be expressed in whole dollars,  in thousands of dollars or in hundred thousands of dollars, as appropriate and subject to provisions of Regulation S-X ((xi) 210.3-01(b)).

6.    Deficits Displayed.
      Deficits and other like entries shall be indicated by the use of either brackets or a parenthesis with corresponding reference in footnotes.  (Regulation S-X, (xi) 210-3.01(c)).

7.    Major Amendments or Corrections.
      Any company desiring to amend or correct a major omission or error in a report after it has been filed with the
      Commission shall submit an amended report including only those pages, schedules, and entries that are to be amended or corrected.  A cover letter shall be submitted requesting the Commission to incorporate the amended report changes and shall be signed by a duly authorized officer of the company.

8.    Definitions.
      Definitions contained in Instruction 01-8 to the Uniform System of Accounts for Mutual Service Companies and
      Subsidiary Service Companies, Public Utility Holding Company Act of 1935, as amended February 2, 1979 shall be applicable to words or terms used specifically within this Form U-13-60.

9.    Organization Chart.
      The service company shall submit with each annual report a copy of its current organization chart.

10.   Methods of Allocation.
      The service company shall submit with each annual report a listing of the currently effective methods of allocation being used by the service company and on file with the Securities and Exchange Commission pursuant to the Public
      Utility Holding Company Act of 1935.

11.   Annual Statement of Compensation for Use of Capital Billed.
      The service company shall submit with each annual report a copy of the annual statement supplied to each associate company in support of the amount of compensation for use of capital billed during the calendar year.





------------------------------------------------------------------------------------------------------------------------
                LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS                                               Page
                                                                                                           Number
------------------------------------------------------------------------------------------------------------------------
                                                                                Schedule or Account
     Description of Schedules and Accounts                                            Number
------------------------------------------------------------------------------------------------------

         COMPARATIVE BALANCE SHEET                                             Schedule I                    5-6
         SERVICE COMPANY PROPERTY                                              Schedule II                   7-8
         ACCUMULATED PROVISION FOR DEPRECIATION
         AND AMORTIZATION OF SERVICE COMPANY
         PROPERTY                                                              Schedule III                   9
         INVESTMENTS                                                           Schedule IV                   10
         ACCOUNTS RECEIVABLE FROM ASSOCIATE
         COMPANIES                                                             Schedule V                    11
         FUEL STOCK EXPENSES UNDISTRIBUTED                                     Schedule VI                   12
         STORES EXPENSE UNDISTRIBUTED                                          Schedule VII                  13
         MISCELLANEOUS CURRENT AND ACCRUED ASSETS                              Schedule VIII                 14
         MISCELLANEOUS DEFERRED DEBITS                                         Schedule IX                   15
         RESEARCH, DEVELOPMENT, OR DEMONSTRATION
         EXPENDITURES                                                          Schedule X                    16
         PROPRIETARY CAPITAL                                                   Schedule XI                   17
         LONG-TERM DEBT                                                        Schedule XII                  18
         CURRENT AND ACCRUED LIABILITIES                                       Schedule XIII                 19
         NOTES TO FINANCIAL STATEMENTS                                         Schedule XIV                 20-23
         STATEMENT OF INCOME                                                   Schedule XV                   24
         ANALYSIS OF BILLING-ASSOCIATE COMPANIES                               Account 457                   25
         ANALYSIS OF BILLING-NONASSOCIATE COMPANIES                            Account 458                   26
         ANALYSIS OF CHARGES FOR SERVICE-ASSOCIATE
         AND NONASSOCIATE COMPANIES                                            Schedule XVI                 27-28
         SCHEDULE OF EXPENSE DISTRIBUTION BY
         DEPARTMENT OR SERVICE FUNCTION                                        Schedule XVII                29-31
         DEPARTMENTAL ANALYSIS OF SALARIES                                     Account 920                   32
         OUTSIDE SERVICES EMPLOYED                                             Account 923                  33-37
         EMPLOYEE PENSIONS AND BENEFITS                                        Account 926                   38
         GENERAL ADVERTISING EXPENSES                                          Account 930.1                39-40
         MISCELLANEOUS GENERAL EXPENSES                                        Account 930.2                 41
         RENTS                                                                 Account 931                   42
         TAXES OTHER THAN INCOME TAXES                                         Account 408                   43
         DONATIONS                                                             Account 426.1                 44
         OTHER DEDUCTIONS                                                      Account 426.5                 45
         NOTES TO STATEMENT OF INCOME                                          Schedule XVIII                46

------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------
          LISTING OF INSTRUCTIONAL FILING REQUIREMENTS                    Page
                                                                         Number
-------------------------------------------------------------------------------

      Description of Reports or Statements
-----------------------------------------------------------------------

          EXECUTIVE ORGANIZATION CHART                                      47


          METHODS OF ALLOCATION                                            48-51


          ANNUAL STATEMENT OF COMPENSATION FOR USE                          52
          OF CAPITAL BILLED























---------------------------------------------------------------------------------

                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
--------------------------------------------------------------------------------------------------------------------------
                                         SCHEDULE I - COMPARATIVE BALANCE SHEET
                    Give balance sheet of the Company as of December 31 of the current and prior year
--------------------------------------------------------------------------------------------------------------------------
   ACCOUNT                           ASSETS AND OTHER DEBITS                                   AS OF DECEMBER 31
--------------------------------------------------------------------------------------------------------------------------
                                                                                          CURRENT             PRIOR
                                                                                     -------------------------------------

              SERVICE COMPANY PROPERTY
     101      Service company property                                (Schedule II)      $ 105,374,078       $ 84,120,375
     107      Construction work in progress                           (Schedule II)          2,253,421          8,913,840
                                                                                     -------------------------------------
                   Total Property                                                          107,627,499         93,034,215
                                                                                     -------------------------------------

     108      Less accumulated provision for depreciation and
              amortization of service company property                (Schedule III)       (42,573,669)       (24,314,607)
                                                                                     -------------------------------------
                   Net Service Company Property                                             65,053,830         68,719,608
                                                                                     -------------------------------------

              INVESTMENTS
     123      Investments in associate companies                      (Schedule IV)         28,046,000         37,882,000
     124      Other investments                                       (Schedule IV)              6,037              6,037
                                                                                     -------------------------------------
                   Total Investments                                                        28,052,037         37,888,037
                                                                                     -------------------------------------

              CURRENT AND ACCRUED ASSETS
     131      Cash                                                                             136,213            970,755
     134      Special deposits                                                               2,034,677          1,963,740
     135      Working funds                                                                          -                  -
     136      Temporary cash investments                              (Schedule IV)         34,163,924         32,026,882
     141      Notes receivable                                                                       -                  -
     143      Accounts receivable                                                            3,503,565          3,825,503
     144      Accumulated provision for uncollectible accounts                                       -            (46,805)
     146      Accounts receivable from associate companies            (Schedule V)          43,255,484         45,915,569
     152      Fuel stock expenses undistributed                       (Schedule VI)                  -                  -
     154      Materials and supplies                                                                 -                  -
     163      Stores expense undistributed                            (Schedule VII)                 -                  -
     165      Prepayments                                                                   14,939,851          2,724,798
     174      Miscellaneous current and accrued assets                (Schedule VIII)                -                  -
                                                                                     -------------------------------------
                   Total Current and Accrued Assets                                         98,033,714         87,380,442
                                                                                     -------------------------------------

              DEFERRED DEBITS
     181      Unamortized debt expense                                                         354,241            449,724
     184      Clearing accounts                                                                      -                  -
     186      Miscellaneous deferred debits                           (Schedule IX)          3,190,000             42,000
     188      Research, development, or demonstration
              expenditures                                            (Schedule X)                   -                  -
     190      Accumulated deferred income taxes                                              1,983,546                  -
                                                                                     -------------------------------------
                   Total Deferred Debits                                                     5,527,787            491,724
                                                                                     -------------------------------------

                   TOTAL ASSETS AND OTHER DEBITS                                         $ 196,667,368      $ 194,479,811
                                                                                     =====================================

--------------------------------------------------------------------------------------------------------------------------

                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.


--------------------------------------------------------------------------------------------------------------------------
                                         SCHEDULE I - COMPARATIVE BALANCE SHEET
--------------------------------------------------------------------------------------------------------------------------
   ACCOUNT                     LIABILITIES AND PROPRIETARY CAPITAL                            AS OF DECEMBER 31
--------------------------------------------------------------------------------------------------------------------------
                                                                                          CURRENT             PRIOR
                                                                                     -------------------------------------
              PROPRIETARY CAPITAL
     201      Common stock issued                                     (Schedule XI)                $ 1                $ 1
     211      Miscellaneous paid in capital                           (Schedule XI)                  -                  -
     215      Appropriated retained earnings                          (Schedule XI)                  -                  -
     216      Unappropriated retained earnings                        (Schedule XI)                  -                  -
                                                                                     -------------------------------------
                   Total Proprietary Capital                                                         1                  1
                                                                                     -------------------------------------

              LONG-TERM DEBT
     223      Advances from associate companies                       (Schedule XII)         6,911,541          3,162,618
     224      Other long-term debt                                    (Schedule XII)        75,000,000         75,000,000
     225      Unamortized premium on long-term debt                                                  -                  -
     226      Unamortized discount on long-term debt-debit                                           -                  -
                                                                                     -------------------------------------
                   Total Long-term Debt                                                     81,911,541         78,162,618
                                                                                     -------------------------------------

              CURRENT AND ACCRUED LIABILITIES
     231      Notes payable                                                                          -                  -
     232      Accounts payable                                                              38,231,924         44,084,835
     233      Notes payable to associate companies                    (Schedule XIII)           89,630            905,264
     234      Accounts payable to associate companies                 (Schedule XIII)          296,487            299,410
     236      Taxes accrued                                                                  3,092,895          1,606,396
     237      Interest accrued                                                                 710,937            720,417
     238      Dividends declared                                                                     -                  -
     241      Tax collections payable                                                          548,213          1,135,926
     242      Miscellaneous current and accrued liabilities           (Schedule XIII)       36,517,230         28,903,481
                                                                                     -------------------------------------
                   Total Current and Accrued Liabilities                                    79,487,316         77,655,729
                                                                                     -------------------------------------

              DEFERRED CREDITS
     253      Other deferred credits                                                        35,268,510         34,692,355
     255      Accumulated deferred investment tax credits                                            -                  -
                                                                                     -------------------------------------
                   Total Deferred Credits                                                   35,268,510         34,692,355
                                                                                     -------------------------------------

     282      ACCUMULATED DEFERRED INCOME TAXES                                                      -          3,969,108


                                                                                     -------------------------------------
              TOTAL LIABILITIES AND PROPRIETARY CAPITAL                                  $ 196,667,368      $ 194,479,811
                                                                                     =====================================


--------------------------------------------------------------------------------------------------------------------------

                                     ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                               For the Year Ended December 31, 2004

----------------------------------------------------------------------------------------------------------------------------
                                              SCHEDULE II - SERVICE COMPANY PROPERTY
----------------------------------------------------------------------------------------------------------------------------
                                       BALANCE AT                          RETIREMENT                         BALANCE AT
           DESCRIPTION                 BEGINNING         ADDITIONS             OR              OTHER           CLOSE OF
                                        OF YEAR                              SALES          CHANGES (1)          YEAR
----------------------------------------------------------------------------------------------------------------------------

SERVICE COMPANY
    PROPERTY
Account
301    ORGANIZATION

303    MISCELLANEOUS
       INTANGIBLE PLANT             $    84,120,375     $ 22,054,007       $ (800,304)                     $  105,374,078

304    LAND AND LAND
       RIGHTS

305    STRUCTURES AND
       IMPROVEMENTS

306    LEASEHOLD
       IMPROVEMENTS

307    EQUIPMENT (2)

308    OFFICE FURNITURE
       AND EQUIPMENT

309    AUTOMOBILES, OTHER
       VEHICLES AND
       RELATED GARAGE
       EQUIPMENT

310    AIRCRAFT AND
       AIRPORT EQUIPMENT

311    OTHER SERVICE
       COMPANY PROPERTY (3)

                                   -----------------------------------------------------------------------------------------
                 SUB-TOTAL          $    84,120,375     $ 22,054,007       $ (800,304)                     $  105,374,078
                                   -----------------------------------------------------------------------------------------

107    CONSTRUCTION
       WORK IN
       PROGRESS (4)                 $     8,913,840     $ 15,393,588                -    $  (22,054,007)   $    2,253,421

                                   -----------------------------------------------------------------------------------------
                 TOTAL              $    93,034,215     $ 37,447,595       $ (800,304)   $  (22,054,007)     $107,627,499
----------------------------------------------------------------------------------------------------------------------------
  1    PROVIDE AN EXPLANATION OF THOSE CHANGES CONSIDERED MATERIAL:

       Various software projects of $22,054,007 placed in service in 2004.

----------------------------------------------------------------------------------------------------------------------------

                                                  SCHEDULE II - CONTINUED

----------------------------------------------------------------------------------------------------------------------------
  2    SUBACCOUNTS ARE REQUIRED FOR EACH CLASS OF EQUIPMENT OWNED.  THE SERVICE COMPANY
       SHALL PROVIDE A LISTING BY SUBACCOUNT OF EQUIPMENT ADDITIONS DURING THE YEAR AND
       THE BALANCE AT THE CLOSE OF THE YEAR:
----------------------------------------------------------------------------------------------------------------------------
                                                                                                              BALANCE AT
                                 SUBACCOUNT DESCRIPTION                                      ADDITIONS          CLOSE
                                                                                                               OF YEAR
----------------------------------------------------------------------------------------------------------------------------

       None


















                                                                                         -----------------------------------
                                                                                   TOTAL
----------------------------------------------------------------------------------------------------------------------------
  3    DESCRIBE OTHER SERVICE COMPANY PROPERTY:

       None








----------------------------------------------------------------------------------------------------------------------------
  4    DESCRIBE CONSTRUCTION WORK IN PROGRESS:

       Alliant Energy Corporate Services, Inc. is capitalizing certain software costs.  These costs will be in construction work in progress until the software is in service.





----------------------------------------------------------------------------------------------------------------------------

                                     ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                               For the Year Ended December 31, 2004

----------------------------------------------------------------------------------------------------------------------------

                                                       SCHEDULE III
                                ACCUMULATED PROVISION FOR DEPRECIATION AND AMORTIZATION OF
                                                 SERVICE COMPANY PROPERTY

----------------------------------------------------------------------------------------------------------------------------
                                                      ADDITIONS
                                    BALANCE AT    --------------------------------------------------------     BALANCE AT
             DESCRIPTION            BEGINNING          CHARGED         RETIREMENTS       OTHER CHANGES          CLOSE OF
                                     OF YEAR             TO                             ADD (DEDUCT) (1)          YEAR
                                                     ACCOUNT 403
----------------------------------------------------------------------------------------------------------------------------

Account
301    ORGANIZATION

303    MISCELLANEOUS
       INTANGIBLE PLANT           $   24,314,607     $ 19,059,366       $ (800,304)                        $    42,573,669

304    LAND AND LAND
       RIGHTS

305    STRUCTURES AND
       IMPROVEMENTS

306    LEASEHOLD
       IMPROVEMENTS

307    EQUIPMENT

308    OFFICE FURNITURE
       AND EQUIPMENT

309    AUTOMOBILES, OTHER
       VEHICLES AND
       RELATED GARAGE
       EQUIPMENT

310    AIRCRAFT AND
       AIRPORT EQUIPMENT

311    OTHER SERVICE
       COMPANY PROPERTY

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
  1    PROVIDE AN EXPLANATION OF THOSE CHANGES CONSIDERED MATERIAL:





----------------------------------------------------------------------------------------------------------------------------

                              ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                        For the Year Ended December 31, 2004

----------------------------------------------------------------------------------------------------------------------

                                              SCHEDULE IV - INVESTMENTS

----------------------------------------------------------------------------------------------------------------------

              INSTRUCTIONS:        Complete the following schedule concerning investments.
                                   Under Account 124, "Other Investments", state each investment separately, with description, including, the name of issuing company, number of shares or principal amount, etc.
                                   Under Account 136, "Temporary Cash Investments", list each investment separately.

----------------------------------------------------------------------------------------------------------------------

                                                                                    BALANCE AT         BALANCE AT
                                                                                     BEGINNING            CLOSE
              DESCRIPTION                                                             OF YEAR            OF YEAR

----------------------------------------------------------------------------------------------------------------------


ACCOUNT 123 - INVESTMENT IN ASSOCIATE COMPANIES
              Alliant Energy Corporation                                           $    211,381       $    203,059
              Wisconsin Power and Light Company                                      14,244,010         11,573,189
              Interstate Power and Light Company                                     22,084,828         15,175,813
              Alliant Energy Resources, Inc.                                          1,341,781          1,093,939
                                                                                 -------------------------------------
                                                                                     37,882,000         28,046,000
                                                                                 -------------------------------------






ACCOUNT 124 - OTHER INVESTMENTS
              Grantor Trust Deposits                                                      6,037              6,037






ACCOUNT 136 - TEMPORARY CASH INVESTMENTS                                             32,026,882         34,163,924







                                                                                 -------------------------------------
                                                                        TOTAL       $69,914,919        $62,215,961
----------------------------------------------------------------------------------------------------------------------

                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                          For the Year Ended December 31, 2004

----------------------------------------------------------------------------------------------------------------------
                                SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
----------------------------------------------------------------------------------------------------------------------
                          INSTRUCTIONS:       Complete the following schedule listing accounts receivable from each associate company.  Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each
                                              associate company by subaccount should be provided.

----------------------------------------------------------------------------------------------------------------------

                                                                                         BALANCE AT         BALANCE AT
                                      DESCRIPTION                                        BEGINNING            CLOSE
                                                                                          OF YEAR            OF YEAR

----------------------------------------------------------------------------------------------------------------------

ACCOUNT 146 - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
    Alliant Energy Corporation                                                            $ 553,154       $ 1,626,738
    Alliant Energy SPE, LLC                                                                     508            25,203
    Wisconsin Power and Light Company                                                    22,116,688        19,874,928
    Interstate Power and Light Company                                                   21,779,611        20,394,495
    Alliant Energy Resources, Inc.                                                          870,177           964,408
    Alliant Energy Integrated Services Company                                               11,924                 -
    RMT, Inc.                                                                                34,423                 -
    Heartland Energy Group, Inc.                                                                813             3,139
    Cogenex Corporation                                                                      14,231             3,265
    BFC Gas Company, LLC                                                                      6,630             9,194
    Alliant Energy Transportation, Inc.                                                       1,778                 -
    Cedar Rapids and Iowa City Railway Company                                               29,128            24,804
    IEI Barge Services, Inc.                                                                    446             6,128
    Transfer Services, Inc.                                                                     107                 -
    Williams Bulk Transfer, Inc.                                                                296               172
    Alliant Energy Investments, Inc.                                                          1,133             2,199
    Iowa Land and Building Company                                                          159,056                 -
    Heartland Energy Services, Inc.                                                             805                20
    Village Lakeshares, LP                                                                      457                 -
    Alliant Energy International, Inc.                                                       26,436            62,685
    Alliant Energy de Mexico S. de R.L. de C.V.                                             183,412                 -
    Alliant Energy Nuclear, LLC                                                               1,370             1,410
    AER Holding Company                                                                           -             1,572
    Industrial Energy Applications, Inc.                                                      4,415             2,921
    Energy Performance Services, Inc.                                                           887               290
    AEG Worldwide, Inc.                                                                      17,102            13,649
    Alliant Energy Synfuel, LLC                                                                  36               775
    Alliant Energy Neenah, LLC                                                               10,301             2,257
    LNTI Holdings B.V.                                                                       90,245                 -
    Alliant Energy EPC, LLC                                                                       -           201,286
    Sheboygan Power, LLC                                                                          -            33,946
                                                                                     ------------------------------------
                                                                            TOTAL      $ 45,915,569      $ 43,255,484
-------------------------------------------------------------------------------------------------------------------------

ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS:                                                            TOTAL
                                                                                                             PAYMENTS
                                                                                                        -----------------
    None


                                                                                                        -----------------
                                                                                      TOTAL PAYMENTS
-------------------------------------------------------------------------------------------------------------------------

                                 ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                           For the Year Ended December 31, 2004

---------------------------------------------------------------------------------------------------------------------------

                                     SCHEDULE VI - FUEL STOCK EXPENSES UNDISTRIBUTED

---------------------------------------------------------------------------------------------------------------------------

         INSTRUCTIONS:        Report the amount of labor and expenses incurred with respect to fuel stock expenses during the year and indicate amount attributable to each associate company.  Under the section headed "Summary" listed below give an overall report of the fuel functions performed by the service company.

---------------------------------------------------------------------------------------------------------------------------
                              DESCRIPTION                                    LABOR           EXPENSES           TOTAL
---------------------------------------------------------------------------------------------------------------------------

ACCOUNT 152 - FUEL STOCK EXPENSES UNDISTRIBUTED                                                                 None

























                                                                        ---------------------------------------------------
                                                                  TOTAL
---------------------------------------------------------------------------------------------------------------------------
SUMMARY:




---------------------------------------------------------------------------------------------------------------------------

                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                          For the Year Ended December 31, 2004

-------------------------------------------------------------------------------------------------------------------------

                                      SCHEDULE VII - STORES EXPENSE UNDISTRIBUTED

-------------------------------------------------------------------------------------------------------------------------

         INSTRUCTIONS:        Report the amount of labor and expenses incurred with respect to stores expense during the year and indicate amount
                              attributable to each associate company.

-------------------------------------------------------------------------------------------------------------------------
         DESCRIPTION                                                        LABOR          EXPENSES           TOTAL
-------------------------------------------------------------------------------------------------------------------------

ACCOUNT 163 - STORES EXPENSE UNDISTRIBUTED                                                                    None


























                                                                       --------------------------------------------------
                                                               TOTAL
-------------------------------------------------------------------------------------------------------------------------

                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                          For the Year Ended December 31, 2004

-------------------------------------------------------------------------------------------------------------------------

                                                     SCHEDULE VIII
                                         MISCELLANEOUS CURRENT AND ACCRUED ASSETS

-------------------------------------------------------------------------------------------------------------------------

                        INSTRUCTIONS:       Provide detail of items in this account.  Items less
                                            than $10,000 may be grouped, showing the number of
                                            items in each group.

-------------------------------------------------------------------------------------------------------------------------

                                                                                       BALANCE AT         BALANCE AT
                                                                                        BEGINNING            CLOSE
                                    DESCRIPTION                                          OF YEAR            OF YEAR

-------------------------------------------------------------------------------------------------------------------------

ACCOUNT 174 - MISCELLANEOUS CURRENT AND ACCRUED ASSETS                                                       None






























                                                                                    -------------------------------------
                                                                            TOTAL
-------------------------------------------------------------------------------------------------------------------------

                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                          For the Year Ended December 31, 2004

-------------------------------------------------------------------------------------------------------------------------

                                      SCHEDULE IX - MISCELLANEOUS DEFERRED DEBITS

-------------------------------------------------------------------------------------------------------------------------

                        INSTRUCTIONS:       Provide detail of items in this account.  Items less
                                            than $10,000 may be grouped by class showing the number
                                            of items in each class.

-------------------------------------------------------------------------------------------------------------------------

                                                                                          BALANCE AT         BALANCE AT
                                                                                           BEGINNING            CLOSE
                                    DESCRIPTION                                             OF YEAR            OF YEAR

-------------------------------------------------------------------------------------------------------------------------

ACCOUNT 186 - MISCELLANEOUS DEFERRED DEBITS

       Intangible Asset - Pension                                                            $ 42,000        $ 3,190,000





























                                                                                    -------------------------------------
                                                                            TOTAL            $ 42,000        $ 3,190,000
-------------------------------------------------------------------------------------------------------------------------

                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                          For the Year Ended December 31, 2004

-------------------------------------------------------------------------------------------------------------------------

                                                       SCHEDULE X
                                  RESEARCH, DEVELOPMENT OR DEMONSTRATION EXPENDITURES

-------------------------------------------------------------------------------------------------------------------------

                     INSTRUCTIONS: Provide a description of each material research, development, or demonstration project which incurred costs by the service corporation during the year.

-------------------------------------------------------------------------------------------------------------------------

                                           DESCRIPTION                                                    AMOUNT

-------------------------------------------------------------------------------------------------------------------------


ACCOUNT 188 - RESEARCH, DEVELOPMENT, OR DEMONSTRATION EXPENDITURES                                         None































                                                                                                   ----------------------
                                                                                           TOTAL
-------------------------------------------------------------------------------------------------------------------------

                               ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                         For the Year Ended December 31, 2004

------------------------------------------------------------------------------------------------------------------------
                                           SCHEDULE XI - PROPRIETARY CAPITAL
------------------------------------------------------------------------------------------------------------------------
   ACCOUNT                                                                                       OUTSTANDING
    NUMBER           CLASS OF STOCK             NUMBER OF           PAR OR STATED               CLOSE OF PERIOD
                                                 SHARES                 VALUE         ----------------------------------
                                               AUTHORIZED             PER SHARE            NO. OF           TOTAL
                                                                                           SHARES           AMOUNT
------------------------------------------------------------------------------------------------------------------------
201               COMMON STOCK ISSUED                 100                 $ 0.01             100            $ 1.00
------------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS: Classify amounts in each account with brief explanation, disclosing the general nature of transactions which gave rise to the reported amounts.
------------------------------------------------------------------------------------------------------------------------
               DESCRIPTION                                                                                  AMOUNT
------------------------------------------------------------------------------------------------------------------------
ACCOUNT 211 - MISCELLANEOUS PAID-IN CAPITAL                                                                           -





ACCOUNT 215 - APPROPRIATED RETAINED EARNINGS                                                                          -





                                                                                                       -----------------
                                                                                           TOTAL                      -
------------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS:  Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital owed or net loss remaining from servicing nonassociates per the General Instructions of the Uniform System
of Accounts.  For dividends paid during the year in cash or otherwise, provide rate percentage, amount of dividend, date declared and date paid.
------------------------------------------------------------------------------------------------------------------------
                                               BALANCE AT            NET INCOME                           BALANCE AT
DESCRIPTION                                     BEGINNING                OR              DIVIDENDS          CLOSE
                                                 OF YEAR               (LOSS)               PAID           OF YEAR
------------------------------------------------------------------------------------------------------------------------
ACCOUNT 216 -
UNAPPROPRIATED
RETAINED EARNINGS                                       -                     -                  -                 -









                                          ------------------------------------------------------------------------------
                         TOTAL                          -                     -                  -                 -
------------------------------------------------------------------------------------------------------------------------

                             ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                       For the Year Ended December 31, 2004

--------------------------------------------------------------------------------------------------------------------

                                           SCHEDULE XII - LONG-TERM DEBT

----------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:  Advances from associate companies should be reported separately for advances on notes, and advances on open account.
Names of associate companies from which advances were received shall be shown under the class and series of obligation column.
For Account 224--Other long-term debt provide the name of creditor company or organization, terms of the obligation, date of maturity, interest rate, and the amount authorized and outstanding.

----------------------------------------------------------------------------------------------------------------------------------

                                     TERMS OF
                                    OBLIGATION                                      BALANCE AT                           BALANCE AT
      NAME OF CREDITOR             CLASS & SERIES   DATE OF   INTEREST   AMOUNT     BEGINNING    ADDITIONS  DEDUCTIONS     CLOSE
                                    OF OBLIGATION   MATURITY    RATE    AUTHORIZED   OF YEAR                   (1)        OF YEAR

-----------------------------------------------------------------------------------------------------------------------------------

ACCOUNT 223 - ADVANCES FROM ASSOCIATE COMPANIES:

  Advances on Open Account
        Alliant Energy Corporation                                                  $ 3,162,618   $3,748,923            $ 6,911,541


ACCOUNT 224 - OTHER LONG-TERM DEBT:

 John Hancock Life Insurance Co       Senior Notes    2008     4.55%   $37,750,000  $37,750,000                         $37,750,000
 Investors Partner Life Insurance Co  Senior Notes    2008     4.55%    10,750,000   10,750,000                          10,750,000
 Principal Life Insurance Co          Senior Notes    2008     4.55%    24,600,000   24,600,000                          24,600,000
 Scottish Annuity & Life Holdings     Senior Notes    2008     4.55%       950,000      950,000                             950,000
 Scottish RE                          Senior Notes    2008     4.55%       950,000      950,000                             950,000
                                                                       -------------------------------------            -----------
        Total Account 224                                              $75,000,000  $75,000,000   $        -            $75,000,000


                                              -------------------------------------------------------------------------------------
                                        TOTAL                          $75,000,000  $78,162,618   $3,748,923            $81,911,541
-----------------------------------------------------------------------------------------------------------------------------------

1  GIVE AN EXPLANATION OF DEDUCTIONS:

      None

--------------------------------------------------------------------------------------------------------------------

                               ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                         For the Year Ended December 31, 2004

------------------------------------------------------------------------------------------------------------------------

                                    SCHEDULE XIII - CURRENT AND ACCRUED LIABILITIES

------------------------------------------------------------------------------------------------------------------------

          INSTRUCTIONS:         Provide balance of notes and accounts payable to each associate company.  Give description and amount of miscellaneous current and accrued liabilities.  Items less than $10,000 may be
                                grouped, showing the number of items in each group.

------------------------------------------------------------------------------------------------------------------------

                                                                                      BALANCE AT         BALANCE AT
                                                                                       BEGINNING            CLOSE
                        DESCRIPTION                                                     OF YEAR            OF YEAR

------------------------------------------------------------------------------------------------------------------------
ACCOUNT 233 - NOTES PAYABLE TO ASSOCIATE COMPANIES
          Alliant Energy Corporation                                                 $  905,264          $   89,630


                                                                                 ---------------------------------------
                                                                          TOTAL      $  905,264          $   89,630
------------------------------------------------------------------------------------------------------------------------

ACCOUNT 234 - ACCOUNTS PAYABLE TO ASSOCIATE COMPANIES
          Alliant Energy Corporation                                                 $   51,268          $        -
          Interstate Power and Light Company                                              3,725                   -
          Alliant Energy Resources, Inc.                                                205,533                   -
          Alliant Energy Integrated Services Company                                          -              20,048
          RMT, Inc.                                                                           -               6,447
          Alliant Energy Transportation, Inc.                                                 -               3,003
          Alliant Energy Investments, Inc.                                               32,163                   -
          Iowa Land and Building Company                                                      -             266,910
          AER Holding Company                                                             3,074                   -
          AEG Worldwide, Inc.                                                             3,647                   -
          LNTI Holdings B.V.                                                                  -                  79



                                                                                 ---------------------------------------
                                                                          TOTAL      $   299,410         $  296,487
------------------------------------------------------------------------------------------------------------------------

ACCOUNT 242 - MISCELLANEOUS CURRENT AND ACCRUED LIABILITIES
          Accrued Vacation                                                           $ 8,702,026         $ 9,949,491
          Accrued Incentive Compensation                                              17,701,027          23,476,523
          Accrued Employee Medical Claims                                                562,000           1,153,000
          Citigroup Delaware Lease Liability                                           1,938,342           1,938,342
          Payroll Deductions                                                                  86                (126)


                                                                                 ---------------------------------------
                                                                          TOTAL      $28,903,481         $36,517,230
------------------------------------------------------------------------------------------------------------------------


                     ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                For the Year Ended December 31, 2004

----------------------------------------------------------------------------------------------------------------------------------

                                             SCHEDULE XIV
                                  NOTES TO FINANCIAL STATEMENTS

----------------------------------------------------------------------------------------------------------------------------------

                       INSTRUCTIONS:          The space below is provided for important notes regarding the financial statements or any account thereof.  Furnish particulars as to any significant contingent assets or liabilities existing at the end of the year.  Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

----------------------------------------------------------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(a) General:
Alliant Energy Corporation (Alliant Energy), a Wisconsin corporation and registered holding company under the Public Utility
Holding Company Act of 1935 (PUHCA), was created in the April 1998 merger of WPL Holdings, Inc., IES Industries Inc. and
Interstate Power Company.  Alliant Energy Corporate Services, Inc. (the Company) is a wholly-owned subsidiary of Alliant Energy and is the service company for the Alliant Energy system providing associate companies with a variety of administrative, management and support services.  The primary operating companies of the system are Interstate Power and Light Company (IP&L),
Wisconsin Power and Light Company (WP&L) and Alliant Energy Resources, Inc. (AER).  AER also has numerous subsidiaries who procure services from the Company.

(b) Income Taxes:
Deferred income taxes have been recorded by the Company to reflect the tax effects of temporary differences between the time when certain costs are recorded in the accounts and when they are deducted for tax purposes.

(c) Software Amortization Policy
Alliant Energy Corporate Services, Inc. uses a five year amortization period for software.


2.  LONG-TERM DEBT:
In October 2003, the Company issued $75 million of 4.55% Senior notes due in 2008.   The notes are guaranteed by Alliant
Energy Corporation.  At December 31, 2004 the unused balance of proceeds was in temporary cash investments.


3.   LEASES:
At December 31, 2004, Alliant Energy Corporate Services, Inc.'s future minimum lease payments were as follows (in millions):

                                    2005          2006          2007           2008          2009      Thereafter       Total
                            --------------------------------------------------------------------------------------------------
Operating leases                    $3.3          $3.5         $43.0           $1.0          $1.1         $0.6          $52.5


4.  PENSION AND OTHER POSTRETIREMENT BENEFITS:
For the defined benefit pension plan sponsored by Corporate Services, Alliant Energy allocates pension costs and contributions to IP&L, WP&L, AER and the parent based on labor costs of plan participants and any additional minimum pension liability based on each group's funded status.

Alliant Energy has various non-contributory defined benefit pension plans that cover a significant number of its employees.
Benefits are based on the employees' years of service and compensation.  Alliant Energy also provides certain defined benefit postretirement health care and life benefits to eligible retirees.  In general, the health care plans are contributory with participants' contributions adjusted regularly and the life insurance plans are non-contributory.


The weighted-average assumptions at the measurement date of September 30 were as follows:

                                               Pension Benefits                               Other Postretirement Benefits
                                          ----------------------------------------     ----------------------------------------
                                             2004          2003           2002            2004          2003          2002
                                          ------------ -------------  ------------     ------------ -------------  ------------
Discount rate for benefit obligations         6%            6%           6.75%             6%            6%           6.75%
Discount rate for net periodic cost           6%          6.75%          7.25%             6%          6.75%          7.25%
Expected return on plan assets                9%            9%             9%              9%            9%            9%
Rate of compensation increase              3.5-4.5%      3.5-4.5%       3.5-4.5%          3.5%          3.5%          3.5%
Medical cost trend on covered charges:
      Initial trend rate                     N/A           N/A            N/A             10%           9.5%          10.8%
      Ultimate trend rate                    N/A           N/A            N/A              5%            5%            5%


The components of Alliant Energy's qualified pension benefits and other postretirement benefits costs were as follows
(in millions):

                                                    Pension Benefits                        Other Postretirement Benefits
                                       ------------------------------------------      -----------------------------------------
                                           2004          2003           2002               2004          2003          2002
                                       ------------- -------------  -------------      ------------- -------------  ------------
Service cost                              $19.3         $16.1          $13.7              $10.3          $7.6          $5.5
Interest cost                              43.7          43.6           42.1               14.0          14.7          12.7
Expected return on plan assets            (46.8)        (40.6)         (41.8)              (6.5)         (5.4)         (5.5)
Amortization of:
      Transition obligation (asset)        (0.3)         (0.5)          (2.0)               2.0           3.7           3.7
      Prior service cost                    3.5           3.2            3.2               (1.0)         (0.3)         (0.3)
      Actuarial loss (gain)                 7.5           8.7            2.7                4.8           2.6           0.5
                                       ------------- -------------  -------------      ------------- -------------  ------------
                                          $26.9         $30.5          $17.9              $23.6         $22.9         $16.6
                                       ============= =============  =============      ============= =============  ============


The assumed medical trend rates are critical assumptions in determining the service and interest cost and accumulated postretirement benefit obligation related to postretirement benefit costs.  A one percent change in the medical trend rates for
2004, holding all other assumptions constant, would have the following effects (in millions):

                                                                      1 Percent Increase                1 Percent Decrease
                                                                  ----------------------------      ---------------------------
Effect on total of service and interest cost components                     $ 3.1                            ($ 2.7)
Effect on postretirement benefit obligation                                 $24.1                            ($21.6)

A reconciliation of the funded status of Alliant Energy's qualified and non-qualified pension benefit and other postretirement benefit plans to the amounts recognized on Alliant Energy's Consolidated Balance Sheets at December 31 was as follows (in millions):

                                                                       Pension Benefits            Other Postretirement Benefits
                                                              ----------------------------------   ------------------------------
                                                                      2004           2003               2004          2003
                                                              -------------------  -------------   ---------------- -------------
 Change in benefit obligation:
      Net projected benefit obligation at beginning of year         $721.0         $646.7             $242.4        $215.7
      Service cost                                                    19.3           16.1               10.3           7.6
      Interest cost                                                   43.7           43.6               14.0          14.7
      Plan participants' contributions                                   -              -                2.0           1.9
      Plan amendments                                                  5.7            1.7               (2.2)        (19.1)
      Actuarial loss                                                  36.5           47.8               11.2          34.6
      Gross benefits paid                                            (37.7)         (34.9)             (15.3)        (13.0)
                                                              -------------  -------------      ------------- -------------
        Net projected benefit obligation at end of year              788.5          721.0              262.4         242.4
                                                              -------------  -------------      ------------- -------------

Change in plan assets:
      Fair value of plan assets at beginning of year                 530.6          466.7               78.3          67.3
      Actual return on plan assets                                    60.8           86.2                7.1           9.9
      Employer contributions                                          70.2           12.6               19.4          12.2
      Plan participants' contributions                                   -              -                2.0           1.9
      Gross benefits paid                                            (37.7)         (34.9)             (15.3)        (13.0)
                                                              -------------  -------------      ------------- -------------
         Fair value of plan assets at end of year                    623.9          530.6               91.5          78.3
                                                              -------------  -------------      ------------- -------------

Funded status at end of year                                        (164.6)        (190.4)            (170.9)       (164.1)
Unrecognized net actuarial loss                                      190.2          175.2               96.7          90.9
Unrecognized prior service cost                                       24.6           22.4               (5.7)         (4.6)
Unrecognized net transition obligation (asset)                        (0.5)          (0.8)              15.9          17.9
                                                              -------------  -------------      ------------- -------------
         Net amount recognized at end of year                        $49.7           $6.4             ($64.0)       ($59.9)
                                                              =============  =============      ============= =============

Amounts recognized on the Consolidated
      Balance Sheets consist of:
        Prepaid benefit cost                                         $76.0          $60.1               $2.1          $2.2
        Accrued benefit cost                                         (26.3)         (53.7)             (66.1)        (62.1)
        Additional minimum liability                                 (91.8)         (77.1)                 -             -
        Intangible asset                                              15.1           14.2                  -             -
        Regulatory asset                                              39.4              -                  -             -
        Accumulated other comprehensive loss                          37.3           62.9                  -             -
                                                              -------------  -------------      ------------- -------------
          Net amount recognized at measurement date                   49.7            6.4              (64.0)        (59.9)
                                                              -------------  -------------      ------------- -------------

Contributions paid after 9/30 and prior to 12/31                       0.7            0.6                3.9           6.7
                                                              -------------  -------------      ------------- -------------
        Net amount recognized at 12/31                               $50.4           $7.0             ($60.1)       ($53.2)
                                                              =============  =============      ============= =============

The funded status of the qualified pension plans based on the projected benefit obligation at September 30, 2004, was ($115)
million.  Included in the following table are Alliant Energy's accumulated benefit obligations, aggregate amounts applicable to pension and other postretirement benefits with accumulated benefit obligations in excess of plan assets, as well as pension plans with projected benefit obligations in excess of plan assets as of the measurement date of September 30 (in millions):

                                                                   Pension Benefits          Other Postretirement Benefits
                                                              ----------------------------   ------------------------------
                                                                    2004           2003           2004              2003
                                                              -------------  -------------   -------------    -------------
Accumulated benefit obligation                                      $715.0         $663.2        $262.4            $242.4
Plans with accumulated benefit obligations in excess
 of plan assets:
      Accumulated benefit obligation                                 533.6          497.5         260.7             240.7
      Fair value of plan assets                                      431.1          355.6          88.1              75.1
Plans with projected benefit obligations in excess
 of plan assets:
      Projected benefit obligation                                   788.5          721.0          N/A               N/A
      Fair value of plan assets                                      623.9          530.6          N/A               N/A


Alliant Energy has various life insurance policies that cover certain key employees and directors.   At December 31, 2004 and
2003, the cash surrender value of these investments was $37 million and $35 million, respectively.

Under Alliant Energy's deferred compensation plans, certain key employees and directors can defer part or all of their current compensation in company stock or interest accounts, which are held in grantor trusts.  At December 31, 2004 and 2003, the fair market value of the trusts totaled $8.0 million and $7.6 million, respectively, the majority of which consisted of Alliant Energy common stock.

A significant number of Alliant Energy employees also participate in defined contribution pension plans (401(k)).  Alliant Energy's contributions to the 401(k) plan, which are based on the participants' level of contribution, were $9.3 million, $8.0 million, and
$9.2 million in 2004, 2003 and 2002, respectively.  For the Alliant Energy 401(k) plan, Alliant Energy common stock represented
23.7% and 22.6% of total plan assets at December 31, 2004 and 2003.


5.   RELATED PARTY ISSUES:
In association with the merger, IESU, WP&L and IPC (now IP&L and WP&L) entered into a System Coordination and Operating
Agreement which became effective with the merger.  The agreement, which has been approved by the Federal Energy Regulatory
Commission (FERC), provides a contractual basis for coordinated planning, construction, operation and maintenance of the interconnected electric generation and transmission systems of the two utility companies.  In addition, the agreement allows the interconnected system to be operated as a single entity with off-system capacity sales and purchases made to market excess system capability or to meet system capability deficiencies.  Such sales and purchases are allocated among the two utility companies based on procedures included in the agreement.  The procedures were approved by both FERC and all state regulatory bodies having jurisdiction over these sales.  Under the agreement, IP&L and WP&L are fully reimbursed for any generation expense incurred to support the sale to an affiliate or to a non-affiliate.  Any margins on sales to non-affiliates are distributed to the two utilities in proportion to each utility's share of electric production at the time of sale.


6.   INVESTMENTS IN ASSOCIATE COMPANIES:
Certain employee benefits costs billed to the operating companies have not yet been funded by the Company.  The balance recorded in Account 123, Investments in Associate Companies, is a result of the operating companies, in turn, not yet paying the Company for such costs.  The Company's corresponding benefits liabilities are recorded in Account 165, Prepayments,
Account 223, Advances from Associate Companies and Account 253, Other Deferred Credits.




-----------------------------------------------------------------------------------------------------------------------------------

                                 ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                           For the Year Ended December 31, 2004

---------------------------------------------------------------------------------------------------------------------------

                                                       SCHEDULE XV
                                                   STATEMENT OF INCOME

---------------------------------------------------------------------------------------------------------------------------
ACCOUNT                       DESCRIPTION                                           CURRENT YEAR           PRIOR YEAR
---------------------------------------------------------------------------------------------------------------------------

             INCOME
457          Services rendered to associate companies                                  $ 329,057,546         $ 330,221,589
458          Services rendered to nonassociate companies                                           -                     -
419          Interest income                                                                 492,458               217,718
421          Miscellaneous income or loss                                                          -                     -
                                                                                -------------------------------------------
                                                                   Total Income          329,550,004           330,439,307
                                                                                -------------------------------------------

             EXPENSE
920          Salaries and wages                                                          134,779,018           124,860,847
921          Office supplies and expenses                                                 50,421,293            47,441,259
922          Administrative expense transferred -- credit                                          -                     -
923          Outside services employed                                                    35,230,826            45,185,526
924          Property insurance                                                            4,340,676             4,353,006
925          Injuries and damages                                                          9,009,642            18,676,356
926          Employee pensions and benefits                                               35,453,885            27,133,906
928          Regulatory commission expense                                                   577,152               301,424
930.1        General advertising expenses                                                  1,655,118             1,891,523
930.2        Miscellaneous general expenses                                               (3,977,163)           (2,361,911)
931          Rents                                                                        22,985,739            27,524,593
932          Maintenance of structures and equipment                                       1,201,458             1,013,580
403          Depreciation and amortization expense                                        18,738,741            16,300,482
408          Taxes other than income taxes                                                 9,646,157             9,105,263
409          Income taxes                                                                  8,730,309           (12,525,472)
410          Provision for deferred income taxes                                          (6,218,565)           13,618,562
411          Provision for deferred income taxes -- credit                                         -                     -
411.5        Investment tax credit                                                                 -                     -
426.1        Donations                                                                       507,966               616,935
426.5        Other deductions                                                              2,995,230             4,698,975
427          Interest on long-term debt                                                    3,403,021               736,995
430          Interest on debt to associate companies                                          22,078             1,340,479
431          Other interest expense                                                           47,423               526,979
                                                                                -------------------------------------------
                                                                  Total Expense          329,550,004           330,439,307
                                                                                -------------------------------------------



                                                                                -------------------------------------------
                                                            Net Income or (Loss)        $          -          $          -
                                                                                -------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                          For the Year Ended December 31, 2004

-------------------------------------------------------------------------------------------------------------------------

                                                  ANALYSIS OF BILLING
                                                  ASSOCIATE COMPANIES
                                                      ACCOUNT 457

-------------------------------------------------------------------------------------------------------------------------
                                                     DIRECT            INDIRECT         COMPENSATION         TOTAL
               NAME OF ASSOCIATE                      COSTS             COSTS             FOR USE            AMOUNT
                    COMPANY                          CHARGED           CHARGED           OF CAPITAL          BILLED
                                                -------------------------------------------------------
                                                      457-1             457-2              457-3
-------------------------------------------------------------------------------------------------------------------------
Alliant Energy Corporation                        $  4,296,623         $  688,103                        $  4,984,726
Alliant Energy SPE, LLC                                 71,514              4,832                              76,346
Wisconsin Power and Light Company                  101,279,735         27,386,178                         128,665,913
South Beloit Water, Gas and Electric Company           286,922            139,055                             425,977
Interstate Power and Light Company                 136,186,623         44,197,953                         180,384,576
Alliant Energy Resources, Inc.                       8,142,214          1,624,291                           9,766,505
Alliant Energy Integrated Services Company             256,400             85,508                             341,908
RMT, Inc.                                              991,946             23,393                           1,015,339
Heartland Energy Group, Inc.                           123,735             58,177                             181,912
Cogenex Corporation                                    360,035             19,556                             379,591
BFC Gas Company, LLC                                     5,938                 43                               5,981
Alliant Energy Transportation, Inc.                     12,044                184                              12,228
Cedar Rapids and Iowa City Railway Company             341,859             27,431                             369,290
IEI Barge Services, Inc.                                78,468              2,949                              81,417
Transfer Services, Inc.                                  5,225                221                               5,446
Williams Bulk Transfer, Inc.                            29,063              2,353                              31,416
Alliant Energy Investments, Inc.                        20,603             12,900                              33,503
Iowa Land and Building Company                         696,301            343,766                           1,040,067
Heartland Energy Services, Inc.                          4,910              4,018                               8,928
Village Lakeshares, LP                                   1,807              1,228                               3,035
Alliant Energy International, Inc.                     391,036            129,282                             520,318
Alliant Energy de Mexico S. de R.L. de C.V.              8,325              4,552                              12,877
Alliant Energy Nuclear, LLC                                 39                  -                                  39
AER Holding Company                                      1,649              1,359                               3,008
Industrial Energy Applications, Inc.                   172,294              5,531                             177,825
Energy Performance Services, Inc.                        3,113              1,228                               4,341
AEG Worldwide, Inc.                                    142,283             70,467                             212,750
SmartEnergy, Inc.                                          231                198                                 429
Alliant Energy Synfuel, LLC                              4,719              3,910                               8,629
Alliant Energy Neenah, LLC                              47,319             24,554                              71,873
LNTI Holdings B.V.                                      10,680              8,973                              19,653
Alliant Energy EPC, LLC                                133,816             48,696                             182,512
Sheboygan Power, LLC                                    18,988             10,200                              29,188

                                                ----------------------------------------------------------------------
                                          TOTAL   $254,126,457       $ 74,931,089                        $329,057,546
-------------------------------------------------------------------------------------------------------------------------



                                     ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                               For the Year Ended December 31, 2004


---------------------------------------------------------------------------------------------------------------------------------

                                                     ANALYSIS OF BILLING
                                                   NONASSOCIATE COMPANIES
                                                         ACCOUNT 458

---------------------------------------------------------------------------------------------------------------------------------
                  NAME OF                    DIRECT        INDIRECT       COMPENSATION                   EXCESS        TOTAL
               NONASSOCIATE                   COST           COST           FOR USE        TOTAL           OR          AMOUNT
                  COMPANY                   CHARGED        CHARGED         OF CAPITAL       COST       DEFICIENCY      BILLED
                                         ----------------------------------------------              --------------
                                             458-1          458-2           458-3                        458-4
---------------------------------------------------------------------------------------------------------------------------------

   None












                                         ----------------------------------------------------------------------------------------
                                   TOTAL         -              -               -                 -          -              -
---------------------------------------------------------------------------------------------------------------------------------
INSTRUCTION:  Provide a brief description of the services rendered to each nonassociate company.



---------------------------------------------------------------------------------------------------------------------------------

                         ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.


                                   For the Year Ended December 31, 2004

----------------------------------------------------------------------------------------------------------------------------------

                                              SCHEDULE XVI
                                     ANALYSIS OF CHARGES FOR SERVICE
                                   ASSOCIATE AND NONASSOCIATE COMPANIES

---------------------------------------------------------------------------------------------------------------------------------

                                                               ASSOCIATE COMPANY                    NONASSOCIATE COMPANY
                                                                    CHARGES                               CHARGES
                                                   --------------------------------------------------------------------------------
               DESCRIPTION OF ITEMS                    DIRECT       INDIRECT        TOTAL        DIRECT     INDIRECT     TOTAL
                                                        COST          COST                        COST        COST
-----------------------------------------------------------------------------------------------------------------------------------
920    SALARIES AND WAGES                           $120,392,306   $14,386,712   $134,779,018                                   -
921    OFFICE SUPPLIES AND EXPENSES                   50,421,293                   50,421,293                                   -
922    ADMINISTRATIVE EXPENSE TRANSFERRED -- CREDIT                                         -                                   -
923    OUTSIDE SERVICES EMPLOYED                      35,230,826                   35,230,826                                   -
924    PROPERTY INSURANCE                              4,340,676                    4,340,676                                   -
925    INJURIES AND DAMAGES                            9,009,642                    9,009,642                                   -
926    EMPLOYEE PENSIONS AND BENEFITS                  2,280,077    33,173,808     35,453,885                                   -
928    REGULATORY COMMISSION EXPENSE                     577,152                      577,152                                   -
930.1  GENERAL ADVERTISING EXPENSES                    1,655,118                    1,655,118                                   -
930.2  MISCELLANEOUS GENERAL EXPENSES                 (3,977,163)                  (3,977,163)                                  -
931    RENTS                                           3,487,609    19,498,130     22,985,739                                   -
932    MAINTENANCE OF STRUCTURES AND EQUIPMENT         1,201,458                    1,201,458                                   -
403    DEPRECIATION AND AMORTIZATION EXPENSE          18,738,741                   18,738,741                                   -
408    TAXES OTHER THAN INCOME TAXES                   1,773,718     7,872,439      9,646,157                                   -
409    INCOME TAXES                                    8,730,309                    8,730,309                                   -
410    PROVISION FOR DEFERRED INCOME TAXES            (6,218,565)                  (6,218,565)                                  -
411    PROVISION FOR DEFERRED INCOME TAXES -- CREDIT                                        -                                   -
411.5  INVESTMENT TAX CREDIT                                                                -                                   -
426.1  DONATIONS                                         507,966                      507,966                                   -
426.5  OTHER DEDUCTIONS                                2,995,230                    2,995,230                                   -
427    INTEREST ON LONG-TERM DEBT                      3,403,021                    3,403,021                                   -
431    OTHER INTEREST EXPENSE                             47,423                       47,423                                   -
--------------------------------------------------
INSTRUCTION:  Total cost of service will equal
for associate and nonassociate companies the total
amount billed under their separate analysis of
billing schedules.
---------------------------------------------------------------------------------------------------------------------------------
                                  TOTAL EXPENSES =   254,596,837    74,931,089    329,527,926           -           -           -
                                                  -------------------------------------------------------------------------------
          COMPENSATION FOR USE OF EQUITY CAPITAL =
                                                  -------------------------------------------------------------------------------
430      INTEREST ON DEBT TO ASSOCIATE COMPANIES =        22,078                       22,078
                                                  -------------------------------------------------------------------------------

                                                  -------------------------------------------------------------------------------
                           TOTAL COST OF SERVICE =  $254,618,915   $74,931,089   $329,550,004           -           -           -
---------------------------------------------------------------------------------------------------------------------------------

                      ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.


                                For the Year Ended December 31, 2004

--------------------------------------------------------------------------------------------

                                           SCHEDULE XVI
                                 ANALYSIS OF CHARGES FOR SERVICE
                               ASSOCIATE AND NONASSOCIATE COMPANIES

--------------------------------------------------------------------------------------------

                                                               TOTAL CHARGES FOR
                                                                     SERVICE
                                                   -----------------------------------------
               DESCRIPTION OF ITEMS                    DIRECT       INDIRECT        TOTAL
                                                        COST          COST
--------------------------------------------------------------------------------------------

920    SALARIES AND WAGES                          $ 120,392,306 $ 14,386,712 $ 134,779,018
921    OFFICE SUPPLIES AND EXPENSES                   50,421,293            -    50,421,293
922    ADMINISTRATIVE EXPENSE TRANSFERRED -- CREDIT            -            -             -
923    OUTSIDE SERVICES EMPLOYED                      35,230,826            -    35,230,826
924    PROPERTY INSURANCE                              4,340,676            -     4,340,676
925    INJURIES AND DAMAGES                            9,009,642            -     9,009,642
926    EMPLOYEE PENSIONS AND BENEFITS                  2,280,077   33,173,808    35,453,885
928    REGULATORY COMMISSION EXPENSE                     577,152            -       577,152
930.1  GENERAL ADVERTISING EXPENSES                    1,655,118            -     1,655,118
930.2  MISCELLANEOUS GENERAL EXPENSES                 (3,977,163)           -    (3,977,163)
931    RENTS                                           3,487,609   19,498,130    22,985,739
932    MAINTENANCE OF STRUCTURES AND EQUIPMENT         1,201,458            -     1,201,458
403    DEPRECIATION AND AMORTIZATION EXPENSE          18,738,741            -    18,738,741
408    TAXES OTHER THAN INCOME TAXES                   1,773,718    7,872,439     9,646,157
409    INCOME TAXES                                    8,730,309            -     8,730,309
410    PROVISION FOR DEFERRED INCOME TAXES            (6,218,565)           -    (6,218,565)
411    PROVISION FOR DEFERRED INCOME TAXES -- CREDIT           -            -             -
411.5  INVESTMENT TAX CREDIT                                   -            -             -
426.1  DONATIONS                                         507,966            -       507,966
426.5  OTHER DEDUCTIONS                                2,995,230            -     2,995,230
427    INTEREST ON LONG-TERM DEBT                      3,403,021            -     3,403,021
431    OTHER INTEREST EXPENSE                             47,423            -        47,423
--------------------------------------------------------------------------------------------
INSTRUCTION:  Total cost of service will equal
for associate and nonassociate companies the
total amount billed under their separate
analysis of billing schedules.
--------------------------------------------------------------------------------------------
                                  TOTAL EXPENSES =   254,596,837   74,931,089   329,527,926
--------------------------------------------------------------------------------------------
          COMPENSATION FOR USE OF EQUITY CAPITAL =
--------------------------------------------------------------------------------------------
430      INTEREST ON DEBT TO ASSOCIATE COMPANIES =        22,078            -        22,078
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
                           TOTAL COST OF SERVICE =  $254,618,915  $74,931,089  $329,550,004
--------------------------------------------------------------------------------------------

                                              ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                          For Year Ended December 31, 2004
-----------------------------------------------------------------------------------------------------------------------------------

                                                                   SCHEDULE XVII
                                                         SCHEDULE OF EXPENSE DISTRIBUTION
                                                                         BY
                                                          DEPARTMENT OR SERVICE FUNCTION

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                    DEPARTMENT OR SERVICE FUNCTION
                                                                    ---------------------------------------------------------------
                                                    TOTAL      OVER-                                           Elec       Electric
   DESCRIPTION OF ITEMS                             AMOUNT     HEAD  Accounting    Administr    Corporate    Sys Maint     T & D
-----------------------------------------------------------------------------------------------------------------------------------
920    SALARIES AND WAGES                         $134,779,018       $ 4,882,596  $30,711,658  $26,663,767   $5,551,962  $3,264,784
921    OFFICE SUPPLIES AND EXPENSES                 50,421,293           316,886   11,026,834    2,755,555    1,481,972     364,143
922    ADMINISTRATIVE EXPENSE TRANSFERRED--CREDIT            -
923    OUTSIDE SERVICES EMPLOYED                    35,230,826         3,411,456    5,684,970    1,540,844      205,132      49,592
924    PROPERTY INSURANCE                            4,340,676                        362,939   (1,503,000)
925    INJURIES AND DAMAGES                          9,009,642                      1,355,700        6,474        3,101
926    EMPLOYEE PENSIONS AND BENEFITS               35,453,885         1,541,080    9,518,303    1,645,154    1,702,223   1,019,490
928    REGULATORY COMMISSION EXPENSE                   577,152            20,000        2,631      193,700
930.1  GENERAL ADVERTISING EXPENSE                   1,655,118             5,217       40,741                       365         876
930.2  MISCELLANEOUS GENERAL EXPENSES               (3,977,163)                       541,067   (6,628,833)     655,907     239,937
931    RENTS                                        22,985,739           853,086    6,403,988      784,541    1,023,575     609,985
932    MAINTENANCE OF STRUCTURES AND EQUIPMENT       1,201,458             1,815      235,005                     9,173       2,061
403    DEPRECIATION AND AMORTIZATION EXPENSE        18,738,741                                  18,738,741
408    TAXES OTHER THAN INCOME TAXES                 9,646,157           367,013    2,241,549    1,748,219      392,363     225,470
409    INCOME TAXES                                  8,730,309                                   8,730,309
410    PROVISION FOR DEFERRED INCOME TAXES          (6,218,565)                                 (6,218,565)
411    PROVISION FOR DEFERRED INCOME TAXES--CREDIT           -
411.5  INVESTMENT TAX CREDIT                                 -
426.1  DONATIONS                                       507,966               250      460,934        2,309          250
426.5  OTHER DEDUCTIONS                              2,995,230                20                    11,467       78,436
427    INTEREST ON LONG-TERM DEBT                    3,403,021                                   3,403,021
430    INTEREST ON DEBT TO ASSOCIATE COMPANIES          22,078                                      22,078
431    OTHER INTEREST EXPENSE                           47,423                          1,662       45,761
---------------------------------------------------
INSTRUCTION:  Indicate each department or service
function.  (see Instructions 01-3 General Structure
of Accounting System: Uniform System Account)
-----------------------------------------------------------------------------------------------------------------------------------
                                TOTAL EXPENSES =  $329,550,004   $-  $11,399,419  $68,599,448  $52,008,511  $11,026,023  $5,776,338
-----------------------------------------------------------------------------------------------------------------------------------

                                              ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                          For Year Ended December 31, 2004

----------------------------------------------------------------------------------------------------------------------------------

                                                                   SCHEDULE XVII
                                                         SCHEDULE OF EXPENSE DISTRIBUTION
                                                                         BY
                                                          DEPARTMENT OR SERVICE FUNCTION

----------------------------------------------------------------------------------------------------------------------------------
                                                    DEPARTMENT OR SERVICE FUNCTION
     -----------------------------------------------------------------------------------------------------------------------------
Acct                                                       Gas Acq      Gas Sys                              Inform      Internal
Nbr    Environmental  Facilities     Finance     Fuels     & Disp         Maint    Gas T & D   Human Res     Systems       Audit
----------------------------------------------------------------------------------------------------------------------------------
920      $1,657,371   $1,211,127   $1,431,937   $523,923    $392,710   $  950,718   $492,209  $4,540,094   $11,989,165   $544,271
921         268,496    2,760,311      148,122     74,711      80,456      276,086     63,917   1,197,879    15,668,095     40,335
922
923          28,252      213,640    1,156,037     77,797       3,506    3,223,896        653   1,165,629     5,999,583     16,099
924                                 5,080,469
925                           51    7,209,738                                                      2,390           158
926         547,249      372,393      449,719    162,972     122,204      294,248    152,744   1,472,685     3,715,283    169,441
928             150
930.1         1,050                       575                                                     76,985        25,989      1,125
930.2                                                         10,290       72,953    158,310          95        (1,979)
931         296,731      278,530      264,389    109,999      72,894      170,639     90,972     890,181     3,447,450    101,138
932           2,286       12,662          154         45                    2,122                 12,635       735,309
403
408         124,845       91,528      106,858     39,765      29,831       68,624     33,394     343,820       887,423     41,346
409
410
411
411.5
426.1           500                                                                                  107
426.5                                                                                              1,295           124
427
430
431

----------------------------------------------------------------------------------------------------------------------------------
         $2,926,930   $4,940,242  $15,847,998   $989,212    $711,891   $5,059,286   $992,199  $9,703,795   $42,466,600   $913,755
----------------------------------------------------------------------------------------------------------------------------------

                                              ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                          For Year Ended December 31, 2004

-----------------------------------------------------------------------------------------------------------------------------------

                                                              SCHEDULE XVII
                                                    SCHEDULE OF EXPENSE DISTRIBUTION
                                                                    BY
                                                     DEPARTMENT OR SERVICE FUNCTION
-----------------------------------------------------------------------------------------------------------------------------------
                                                DEPARTMENT OR SERVICE FUNCTION
     ------------------------------------------------------------------------------------------------------------------------------
 Acct  Investor     Land                  Mrkt &                             Pwr Eng      Pwr         Pub
 Nbr     Rel        & ROW      Legal     Cust Rel    Mtrl Mgmt    Meters     & Cons     Planning    Affairs     Rates    Transport
-----------------------------------------------------------------------------------------------------------------------------------
920   $ 603,191   $843,052  $1,763,890  $18,237,945 $3,531,687   $548,563  $2,546,408  $5,267,264  $3,553,819 $2,485,130   $589,777
921     433,853    131,012     928,845    9,745,783   (779,320)   120,939     419,712   1,272,536   1,253,803    269,574    100,758
922
923     559,814     49,089     140,928    5,972,892    280,571     27,850     741,665   2,625,783   1,878,606    176,445         97
924       2,040                396,925                                          1,220                      83
925                            392,273                                         24,301      15,456
926     187,775    259,573     539,366    5,626,454  1,165,632    175,469     811,983   1,649,878   1,201,022    771,189    180,356
928         840         12                      780                            18,388     333,344         283      7,024
930.1       581      1,053       1,813    1,241,370     12,955         23                   1,934     239,648      2,818
930.2                   80                   40,164                                                   928,846      6,000
931     112,298    152,392     318,048    3,302,520    649,889     93,807     507,026   1,269,867     626,748    451,649    103,397
932       2,485                    701      166,205     11,143          7       2,893         719       3,886         90         62
403
408      45,822     56,426     130,133    1,307,531    262,242     42,438     192,961     384,576     256,732    187,941     37,307
409
410
411
411.5
426.1                  150                   21,391                                                    21,625        450
426.5                                        46,977         25                                      2,856,886
427
430
431



-----------------------------------------------------------------------------------------------------------------------------------
     $1,948,699 $1,492,839  $4,612,922  $45,710,012 $5,134,824 $1,009,096  $5,266,557 $12,821,357 $12,821,987 $4,358,310 $1,011,754
-----------------------------------------------------------------------------------------------------------------------------------

                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                          For the Year Ended December 31, 2004

--------------------------------------------------------------------------------------------------------------------------

                                            DEPARTMENTAL ANALYSIS OF SALARIES
                                                       ACCOUNT 920

--------------------------------------------------------------------------------------------------------------------------
                                                            DEPARTMENTAL SALARY EXPENSE
NAME OF DEPARTMENT
                                         ------------------------------------------------------------------    NUMBER
                                                                    INCLUDED IN AMOUNTS BILLED TO            PERSONNEL
                                                           ---------------------------------------------------------------
Indicate each
department or                                  TOTAL           PARENT           OTHER             NON          END OF
service function.                              AMOUNT          COMPANY        ASSOCIATES      ASSOCIATES        YEAR
--------------------------------------------------------------------------------------------------------------------------

ACCOUNTING                                     $ 4,882,596       $ 68,896       $ 4,813,700                      83
ADMINISTRATIVE                                  30,711,658        500,180        30,211,478                     360
CORPORATE                                       26,663,767        226,722        26,437,045                       0
ELECTRIC SYSTEM MAINTENANCE                      5,551,962                        5,551,962                      75
ELECTRIC TRANS & DISTR                           3,264,784                        3,264,784                      51
ENVIRONMENTAL                                    1,657,371          9,876         1,647,495                      32
FACILITIES                                       1,211,127                        1,211,127                      25
FINANCE                                          1,431,937         41,051         1,390,886                      22
FUELS                                              523,923                          523,923                       7
GAS ACQ & DISP                                     392,710                          392,710                       7
GAS SYSTEM MAINTENANCE                             950,718                          950,718                      12
GAS TRANS & DISTR                                  492,209                          492,209                       8
HUMAN RESOURCES                                  4,540,094          6,400         4,533,694                      78
INFORMATION SYSTEMS                             11,989,165         14,085        11,975,080                     200
INTERNAL AUDIT                                     544,271          6,678           537,593                      10
INVESTOR RELATIONS                                 603,191         10,512           592,679                      12
LAND & ROW                                         843,052                          843,052                      15
LEGAL                                            1,763,890         89,441         1,674,449                      25
MARKETING & CUSTOMER REL                        18,237,945          3,030        18,234,915                     370
MATERIALS MGMT                                   3,531,687                        3,531,687                      62
METERS                                             548,563                          548,563                       7
POWER ENG & CONST                                2,546,408          5,577         2,540,831                      37
POWER PLANNING                                   5,267,264          8,798         5,258,466                      70
PUBLIC AFFAIRS                                   3,553,819        212,837         3,340,982                      59
RATES                                            2,485,130                        2,485,130                      38
TRANSPORTATION                                     589,777                          589,777                       9

                                         ---------------------------------------------------------------------------------
                                   TOTAL      $134,779,018    $ 1,204,083      $133,574,935                   1,674
--------------------------------------------------------------------------------------------------------------------------

                               ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                        For the Year Ended December 31, 2004

----------------------------------------------------------------------------------------------------------------------
                                              OUTSIDE SERVICES EMPLOYED
                                                     ACCOUNT 923
----------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed.  If the aggregate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregate number and amount of all such payments included within the subaccount need be shown.  Provide a subtotal for each type of services.

------------------------------------------------------------------------------------------------------------------------
                                                                                                 RELATIONSHIP
                                                                                         -------------------------------
                                                                                         "A" = ASSOCIATE
            FROM WHOM PURCHASED                               ADDRESS                      "NA" = NON
                                                                                            ASSOCIATE         AMOUNT
------------------------------------------------------------------------------------------------------------------------
Accounting/Auditing
Deloitte & Touche                                                                               NA          $ 4,252,030
Pillsbury Winthrop                                                                              NA              889,738
MCR Performance Solutions LLC                                                                   NA              170,348
Jefferson Wells International                                                                   NA              140,395
PriceWaterhouseCoopers LLP                                                                      NA               92,536
Russell Reynolds & Associates                                                                   NA               44,755
35 Invoices under $25,000                                                                                       134,534
                                                                                                         ---------------
                                                                                Subtotal                      5,724,336
                                                                                                         ---------------
Document Management
Manpower, Inc                                                                                   NA            $ 119,853
Xerox Corp                                                                                      NA               87,154
Heritage Microfilm, Inc                                                                         NA               75,883
United States Postal Service                                                                    NA               74,950
Velocity Express                                                                                NA               57,370
Data Keep, Inc                                                                                  NA               49,326
Kenwood Records                                                                                 NA               48,841
118 Invoices under $25,000                                                                                       46,601
                                                                                                       -----------------
                                                                                Subtotal                        559,978
                                                                                                       -----------------
Engineering
Great Plains Locating Service                                                                   NA          $ 1,176,944
Vannguard Utilities Partner, Inc                                                                NA            1,102,249
Hooper Construction Co                                                                          NA              365,530
Como Oil Co                                                                                     NA              227,175
U S Dept of Environmental Protection Agency                                                     NA              132,084
Iowa State University                                                                           NA              105,796
Rogers Paint Co                                                                                 NA               76,386
UMS Group Inc                                                                                   NA               71,862
General Physics Corp                                                                            NA               69,199
P & E Engineering Co                                                                            NA               53,450
Energy & Environmental Research Center                                                          NA               48,726
VF Imagewear                                                                                    NA               44,712
Black & Veatch                                                                                  NA               42,520
U S Dept of Transportation                                                                      NA               36,688
Schoon Construction Inc                                                                         NA               35,000
Ben Shinn Trucking Inc                                                                          NA               31,663
Iowa Department of Natural Resources                                                            NA               28,961
287 Invoices under $25,000                                                                                      336,390
                                                                                                       -----------------
                                                                                Subtotal                      3,985,335
                                                                                                       -----------------

                               ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                        For the Year Ended December 31, 2004

------------------------------------------------------------------------------------------------------------------------
                                              OUTSIDE SERVICES EMPLOYED
                                                     ACCOUNT 923
------------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed.  If the aggregate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregate number and amount of all such payments included within the subaccount need be shown.  Provide a subtotal for each type of services.

------------------------------------------------------------------------------------------------------------------------
                                                                                                 RELATIONSHIP
                                                                                         -------------------------------
                                                                                         "A" = ASSOCIATE
            FROM WHOM PURCHASED                               ADDRESS                      "NA" = NON
                                                                                            ASSOCIATE        AMOUNT
------------------------------------------------------------------------------------------------------------------------

Environmental
DCI Environmental Inc                                                                           NA          $ 267,768
Edison Electric Institute                                                                       NA             40,702
56 Invoices under $25,000                                                                       NA             56,269
                                                                                                       -----------------
                                                                                Subtotal                      364,739
                                                                                                       -----------------
Facilities
Shive Hattery, Inc                                                                              NA           $ 37,316
148 Invoices under $25,000                                                                                    121,011
                                                                                                       -----------------
                                                                                Subtotal                      158,327
                                                                                                       -----------------
Financial
Wells Fargo Bank                                                                                NA          $ 753,260
Marsh, Inc                                                                                      NA            275,000
Offenhauser & Company                                                                           NA            250,000
Sunguard CSS                                                                                    NA            157,312
Employers Reinsurance Corp                                                                      NA            144,042
Moodys Investors Service                                                                        NA            119,070
New York Stock Exchange                                                                         NA             99,788
Utility Risk Management                                                                         NA             61,376
DTCC                                                                                            NA             36,278
First Class Mailers, Inc                                                                        NA             34,438
Kaye Scholer LLP                                                                                NA             30,696
154 Invoices under $25,000                                                                                    156,469
                                                                                                       -----------------
                                                                                Subtotal                    2,117,729
                                                                                                       -----------------
Fuel Procurement
Headwaters Resources Inc                                                                        NA           $ 50,940
14 Invoices under $25,000                                                                                      17,601
                                                                                                       -----------------
                                                                                Subtotal                       68,541
                                                                                                       -----------------
Human Resources
Towers Perrin                                                                                   NA          $ 466,888
The Revere Group                                                                                NA            272,438
Skillsoft Corp                                                                                  NA             75,370
General Medical Labs                                                                            NA             64,413
Perkins Consulting Group LLC                                                                    NA             53,750
Business Decisions, Inc                                                                         NA             42,684
Communication and Management Co                                                                 NA             25,605
247 Invoices under $25,000                                                                                    209,925
                                                                                                       -----------------
                                                                                Subtotal                    1,211,073
                                                                                                       -----------------

                               ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                        For the Year Ended December 31, 2004

----------------------------------------------------------------------------------------------------------------------
                                              OUTSIDE SERVICES EMPLOYED
                                                     ACCOUNT 923
----------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed.  If the aggregate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregate number and amount of all such payments included within the subaccount need be shown.  Provide a subtotal for each type of services.

----------------------------------------------------------------------------------------------------------------------
                                                                                                 RELATIONSHIP
                                                                                         -----------------------------
                                                                                         "A" = ASSOCIATE
            FROM WHOM PURCHASED                               ADDRESS                      "NA" = NON
                                                                                            ASSOCIATE       AMOUNT
----------------------------------------------------------------------------------------------------------------------

Information Technology
EDS Credit Corporation                                                                          NA        $ 4,969,514
Technisource Inc                                                                                NA          1,608,553
EPRI                                                                                            NA          1,462,043
Strategic Decisions Group                                                                       NA            375,365
Paragon Development Systems                                                                     NA            359,718
Meta Group, Inc                                                                                 NA            235,694
Skybridge, Inc                                                                                  NA            225,646
Global Energy Partners LLC                                                                      NA            221,400
IBM                                                                                             NA            206,991
Environmental Systems Research                                                                  NA            203,793
Peoplesoft                                                                                      NA            150,469
Teamsoft, Inc                                                                                   NA            142,705
Communications Engineering Co                                                                   NA            115,267
Smart Solutions, Inc                                                                            NA            100,350
Western Research Institute                                                                      NA             85,266
Ariba, Inc                                                                                      NA             81,706
ADP Investors Communications Services                                                           NA             69,591
CC&N Co                                                                                         NA             68,327
Worksuite LLC                                                                                   NA             50,957
Primen                                                                                          NA             45,550
Developmentor Inc                                                                               NA             39,900
Cognos Corp                                                                                     NA             38,552
Committee of Chief Risk Officers Inc                                                            NA             35,000
Open Systems International Inc                                                                  NA             33,756
136 Invoices under $25,000                                                                                    127,367
                                                                                                       ---------------
                                                                                Subtotal                   11,053,480
                                                                                                       ---------------
Legal & Regulatory
Foley & Lardner                                                                                 NA          $ 510,551
Whyte Hirschboeck Dudek SC                                                                      NA            402,457
Defrees & Fiske                                                                                 NA            330,449
Addeco Employment Services Inc                                                                  NA            312,600
Stellant                                                                                        NA            172,597
Morgan Lewis & Bockius LLP                                                                      NA            148,556
Graham Land Acquisition                                                                         NA            125,174
LexisNexis                                                                                      NA            114,838
Nyemaster Law Firm                                                                              NA            108,011
Thelen Reid & Priest LLP                                                                        NA            102,725
McDermott Will & Emery                                                                          NA             96,213
Baker Botts LLP                                                                                 NA             88,504
Moss & Barnett                                                                                  NA             83,710
Baker & McKenzie                                                                                NA             67,351
Iowa Utility Association                                                                        NA             46,932
RR Donnelley Receivables, Inc                                                                   NA             44,399
Bradley & Riley PC                                                                              NA             35,955
110 Invoices under $25,000                                                                                    150,876
                                                                                                       ---------------
                                                                                Subtotal                    2,941,898
                                                                                                       ---------------

                               ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                        For the Year Ended December 31, 2004

----------------------------------------------------------------------------------------------------------------------
                                              OUTSIDE SERVICES EMPLOYED
                                                     ACCOUNT 923
----------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed.  If the aggregate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregate number and amount of all such payments included within the subaccount need be shown.  Provide a subtotal for each type of services.

----------------------------------------------------------------------------------------------------------------------
                                                                                                 RELATIONSHIP
                                                                                         -----------------------------
                                                                                         "A" = ASSOCIATE
            FROM WHOM PURCHASED                               ADDRESS                      "NA" = NON
                                                                                            ASSOCIATE       AMOUNT
----------------------------------------------------------------------------------------------------------------------

Marketing & Customer Relations
Regulus                                                                                         NA        $ 1,081,415
Platts Research & Consulting                                                                    NA            214,463
Energy Services, Inc                                                                            NA            200,000
Edge Teleservices Inc                                                                           NA            137,409
Direct Mail Service, Inc                                                                        NA            112,716
Power Economics Inc                                                                             NA            106,044
Envinta, Inc                                                                                    NA            105,079
Research International USA Inc                                                                  NA            103,500
Cinergy                                                                                         NA            101,439
Nexus Energy Software                                                                           NA             87,278
Weatherwise USA Inc                                                                             NA             67,732
J D Power & Associates                                                                          NA             65,000
Patricia O'Brien Galasso                                                                        NA             61,951
Envoy Worldwide Inc                                                                             NA             60,540
Edify Corp                                                                                      NA             48,074
Opinion Dynamics Corp                                                                           NA             45,156
Capital Consultants Inc                                                                         NA             45,000
Michaels Engineering, Inc                                                                       NA             44,304
Amperion Inc                                                                                    NA             42,725
Kiley Marketing, Inc                                                                            NA             39,535
Megan Turner                                                                                    NA             35,776
MDSI Mobile Data Solutions Inc                                                                  NA             34,583
Options of Linn County                                                                          NA             32,879
Wixted Pope Nora & Associates                                                                   NA             32,061
CustomerLink                                                                                    NA             28,307
Pete Seyfer                                                                                     NA             26,280
Aspect Communications                                                                           NA             26,203
Checkfree Services Corp                                                                         NA             26,011
452 Invoices under $25,000                                                                                    365,724
                                                                                                       ---------------
                                                                                Subtotal                    3,377,184
                                                                                                       ---------------
Power Planning Services
RMT, Inc                                                                                         A          $ 440,964
Analysis Group / Economics                                                                      NA            167,155
Gonzalez Saggio & Harlan LLP                                                                    NA             78,779
Ronald Doades & Co                                                                              NA             65,250
Riley Power Inc                                                                                 NA             62,332
Gas Supply Consulting Inc                                                                       NA             29,777
Geraci Strategic Research LLC                                                                   NA             29,578
American Transmission Company                                                                    A             23,799
233 Invoices under $25,000                                                                                    172,064
                                                                                                       ---------------
                                                                                Subtotal                    1,069,698
                                                                                                       ---------------

                               ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                        For the Year Ended December 31, 2004

----------------------------------------------------------------------------------------------------------------------
                                              OUTSIDE SERVICES EMPLOYED
                                                     ACCOUNT 923
----------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed.  If the aggregate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregate number and amount of all such payments included within the subaccount need be shown.  Provide a subtotal for each type of services.

----------------------------------------------------------------------------------------------------------------------
                                                                                                 RELATIONSHIP
                                                                                         -----------------------------
                                                                                         "A" = ASSOCIATE
            FROM WHOM PURCHASED                               ADDRESS                      "NA" = NON
                                                                                            ASSOCIATE        AMOUNT
----------------------------------------------------------------------------------------------------------------------

Public Relations
Mayer, Brown, Rowe, & Maw                                                                       NA          $ 188,536
Bingham McCutchen LLP                                                                           NA            125,314
Simmons, Perrine, Albright, et al                                                               NA             92,747
NMT Corp                                                                                        NA             50,859
Intecap Inc                                                                                     NA             50,063
Axley Brynelson                                                                                 NA             44,417
Michael Best & Friedrich LLP                                                                    NA             41,171
Spencer,  Fane,  Britt, & Browne LLP                                                            NA             40,216
Slover & Loftus                                                                                 NA             32,190
Geonetric LLC                                                                                   NA             30,357
203 Invoices under $25,000                                                                                    187,754
                                                                                                       ---------------
                                                                                Subtotal                      883,624
                                                                                                       ---------------
Training
Six Sigma Academy                                                                               NA          $ 240,120
WD Associates                                                                                   NA            113,648
Right Management Consultants, Inc                                                               NA            100,850
Center for Organizational Effectiveness                                                         NA             89,748
Applied Professional Training Inc                                                               NA             64,845
30 Invoices under $25,000                                                                                      38,242
                                                                                                       ---------------
                                                                                Subtotal                      647,453
                                                                                                       ---------------
Utility Operations
Alliant Energy Resources, Inc                                                                    A          $ 920,677
Interstate Power & Light Company                                                                 A             77,457
Alliant Energy Integrated Services Company                                                       A             23,377
Wisconsin Power & Light Company                                                                  A              1,222
                                                                                                       ---------------
                                                                                Subtotal                    1,022,733
                                                                                                       ---------------
Other
27 Misc. General & Other under $25,000                                                                       $ 44,698
                                                                                                       ---------------
                                                                                Subtotal                       44,698
                                                                                                       ---------------



----------------------------------------------------------------------------------------------------------------------
                                                                                   TOTAL                 $ 35,230,826
----------------------------------------------------------------------------------------------------------------------

                                   ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                          For the Year Ended December 31, 2004

-------------------------------------------------------------------------------------------------------------------------

                                             EMPLOYEE PENSIONS AND BENEFITS
                                                      ACCOUNT 926

-------------------------------------------------------------------------------------------------------------------------

                INSTRUCTIONS:       Provide a listing of each pension plan and benefit program provided by the service company.  Such listing should be limited to $25,000.

-------------------------------------------------------------------------------------------------------------------------

                                    DESCRIPTION                                                               AMOUNT

-------------------------------------------------------------------------------------------------------------------------

Medical                                                                                                     $ 13,348,938
Pension                                                                                                       10,518,225
Post Retirement Benefits                                                                                       4,336,443
401-K                                                                                                          2,645,079
Life Insurance                                                                                                   954,991
Employee Relocation                                                                                              835,096
Dental                                                                                                           795,464
Tuition Reimbursement                                                                                            420,063
Long Term Disability                                                                                             283,733
Other                                                                                                          1,315,853




















                                                                                                        -----------------
                                                                                                  TOTAL     $ 35,453,885
-------------------------------------------------------------------------------------------------------------------------

                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                          For the Year Ended December 31, 2004

--------------------------------------------------------------------------------------------------------------------------

                                              GENERAL ADVERTISING EXPENSES
                                                      ACCOUNT 930.1

--------------------------------------------------------------------------------------------------------------------------

                                      INSTRUCTIONS:  Provide a listing of the amount included in Account 930.1
                                                     "General Advertising Expenses", classifying the items according to the nature of the advertising and as defined in the account definition.  If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

--------------------------------------------------------------------------------------------------------------------------

                    DESCRIPTION                                             NAME OF PAYEE                        AMOUNT

--------------------------------------------------------------------------------------------------------------------------

Advertising in newspapers, periodicals, billboards, radio,    Yellow Page Control Ltd                           $ 346,273
magazines, web sites, etc.                                    INA Service/Custom Newspapers Assoc                 201,885
                                                              WMTV                                                105,355
                                                              Wisconsin State Journal                              74,899
                                                              WISN-TV                                              63,920
                                                              Gray Television                                      49,962
                                                              Adams Outdoor Advertising                            39,250
                                                              WBAY-TV                                              38,210
                                                              Gazette Communications                               37,751
                                                              Quincy Herald WHIG                                   35,098
                                                              Good Karma Broadcasting, LLC                         33,685
                                                              Television Wisconsin                                 33,446
                                                              Mid-West Family Broadcasting                         33,412
                                                              Clear Channel                                        28,197
                                                              Capital Newspapers                                   27,704
                                                              Entercom                                             26,825
                                                              Diversityinc Media LLC                               26,800
                                                              Lamar Corporation                                    25,860
                                                              Milwaukee Journal Sentinel                           22,154
                                                              KCRG TV                                              19,800
                                                              KAAL TV                                              16,555
                                                              Des Moines Register                                  15,323
                                                              Telegraph Herald                                     12,850
                                                              Gannett Newspapers                                   12,379
                                                              Collins Outdoor Advertising                          12,040
                                                              Erickson Publishing                                  11,520
                                                              WDJT TV                                              10,710
                                                              WiscPolites Publishing                               10,000
                                                              Orde Advertising                                      8,133
                                                              Energy Central / Cyberte                              7,750
                                                              Latpro Inc                                            7,661
                                                              French Advertising                                    7,450
                                                              WQAD TV                                               7,300

                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                          For the Year Ended December 31, 2004

--------------------------------------------------------------------------------------------------------------------------

                                              GENERAL ADVERTISING EXPENSES
                                                      ACCOUNT 930.1

--------------------------------------------------------------------------------------------------------------------------

                                      INSTRUCTIONS:  Provide a listing of the amount included in Account 930.1
                                                     "General Advertising Expenses", classifying the items according to the nature of the advertising and as defined in the account definition.  If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

--------------------------------------------------------------------------------------------------------------------------

                    DESCRIPTION                                             NAME OF PAYEE                        AMOUNT

--------------------------------------------------------------------------------------------------------------------------


                                                              New York Times/WHO-TV                                 7,000
                                                              WGBA TV                                               6,694
                                                              Houck Motor Coach Advertising                         6,000
                                                              Cahners Publishing                                    4,505
                                                              Workhire, Inc                                         4,500
                                                              Radio Dubuque                                         4,004
                                                              Penton Media Inc                                      4,000
                                                              Minority Business Enterprise                          3,851
                                                              Cornett Publishing                                    3,454
                                                              KTVO TV                                               3,315
                                                              WKOW Television                                       3,269
                                                              The Star Tribune                                      3,240
                                                              Black Enterprise Magazine                             3,000
                                                              101 Invoices Under $3,000                            43,284

Advertising matter such as posters, bulletins, booklets       Solbergs                                             31,477
and related items                                             Conway Data                                           4,546
                                                              Topics Education Group, LLC                           3,550
                                                              43 Invoices Under $3,000                             10,922

Fees and expenses of advertising agencies and                 Iowa Teleproduction Center, Inc                      49,029
commercial artists                                            2 Invoices Under $3,000                               2,405

Supplies and expenses in preparing advertising materials      19 Invoices Under $3,000                              1,401

Printing of booklets, dodgers, bulletins, etc.                Royal Printing Co.                                    3,729
                                                              15 Invoices Under $3,000                              6,511

Other                                                         114 Invoices Under $3,000                            31,275

--------------------------------------------------------------------------------------------------------------------------
                                                                                                  TOTAL       $ 1,655,118
--------------------------------------------------------------------------------------------------------------------------

                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                          For the Year Ended December 31, 2004

--------------------------------------------------------------------------------------------------------------------------

                                             MISCELLANEOUS GENERAL EXPENSES
                                                      ACCOUNT 930.2

--------------------------------------------------------------------------------------------------------------------------

                                            INSTRUCTIONS: Provide a listing of the amount included in Account 930.2,
                                                          "Miscellaneous General Expenses", classifying such expenses according to their nature.  Payments and expenses permitted by
                                                          Section 321(b)(2) of the Federal Election Campaign Act, as
                                                          amended by Public Law 94-283 in 1976 (2 U.S.C. ~ 441(b)(2))
                                                          shall be separately classified.

--------------------------------------------------------------------------------------------------------------------------

                                             DESCRIPTION                                                        AMOUNT

--------------------------------------------------------------------------------------------------------------------------

Industry Dues, Memberships and Fees                                                                           $ 1,408,852
Land & Land Rights                                                                                              1,242,817
Intercompany Cash Transfers                                                                                    (6,628,832)























--------------------------------------------------------------------------------------------------------------------------
                                                                                                 TOTAL       $ (3,977,163)
--------------------------------------------------------------------------------------------------------------------------

                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                          For the Year Ended December 31, 2004

--------------------------------------------------------------------------------------------------------------------------

                                                          RENTS
                                                       ACCOUNT 931

--------------------------------------------------------------------------------------------------------------------------

                                         INSTRUCTIONS: Provide a listing of the amount included in Account 931, "Rents", classifying such expenses by major groupings of property, as defined in the account definition of the Uniform System of
                                                       Accounts.

--------------------------------------------------------------------------------------------------------------------------

                                           TYPE OF PROPERTY                                                     AMOUNT

--------------------------------------------------------------------------------------------------------------------------

Facilities Rental                                                                                            $ 20,779,850
Equipment Rental                                                                                                2,205,889































--------------------------------------------------------------------------------------------------------------------------
                                                                                                 TOTAL       $ 22,985,739
--------------------------------------------------------------------------------------------------------------------------

                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                          For the Year Ended December 31, 2004

--------------------------------------------------------------------------------------------------------------------------

                                              TAXES OTHER THAN INCOME TAXES
                                                       ACCOUNT 408

--------------------------------------------------------------------------------------------------------------------------

                                          INSTRUCTIONS: Provide an analysis of Account 408, "Taxes Other than Income
                                                        Taxes".  Separate the analysis into two groups: (1) other than
                                                        U.S. Government taxes, and (2) U.S. Government taxes.  Specify each of the various kinds of taxes and show the amounts thereof.
                                                        Provide a subtotal for each class of tax.

--------------------------------------------------------------------------------------------------------------------------

                                            KIND OF TAX                                                        AMOUNT

--------------------------------------------------------------------------------------------------------------------------

Other Than U.S. Government Taxes
Property Taxes                                                                                                  $ 338,230
State Unemployment                                                                                                124,744
Franchise Taxes                                                                                                   119,951
                                                                                                     ---------------------
                                                                                            Subtotal              582,925
                                                                                                     ---------------------

U.S. Government Taxes
Social Security                                                                                                 8,985,130
Federal Unemployment                                                                                               78,102
                                                                                                     ---------------------
                                                                                            Subtotal            9,063,232
                                                                                                     ---------------------





















--------------------------------------------------------------------------------------------------------------------------
                                                                                               TOTAL          $ 9,646,157
--------------------------------------------------------------------------------------------------------------------------

                                 ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                           For the Year Ended December 31, 2004

---------------------------------------------------------------------------------------------------------------------------

                                                        DONATIONS
                                                      ACCOUNT 426.1

---------------------------------------------------------------------------------------------------------------------------
                                         INSTRUCTIONS: Provide a listing of the amount included in Account 426.1,
                                                       "Donations", classifying such expenses by its purpose.  The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.
---------------------------------------------------------------------------------------------------------------------------

                                                                            PURPOSE OF
                  NAME OF RECIPIENT                                          DONATION                              AMOUNT

---------------------------------------------------------------------------------------------------------------------------

Cedar Rapids Symphony                                  Sponsorship of Discovery Series                              30,000
Iowa College Foundation                                Support                                                      15,000
Second Harvest Food Bank Madison                       Sponsor Share the Holidays                                   15,000
Burlington/West Burlington Area Chamber of Commerce    River Park Place Investment                                  10,000
Greater Beloit Chamber of Commerce                     Website Project                                              10,000
Madison Symphony Orchestra                             2004 Donation                                                10,000
Wisconsin Public Television                            Sponsor Community Forums on Race and Diversity                9,000
Theatre Cedar Rapids                                   Sponsor Wizard of Oz                                          8,000
Kingston Hill                                          Support                                                       7,500
The Catalyst Inc                                       One Corporation Table                                         7,500
Buckets for Hunger, Inc                                Annual Sponsorship                                            7,000
Urban League of Greater Madison                        Gift, Sponsorship Jazz, MLK                                   7,000
Dubuque Symphony Orchestra                             Sponsor 13th Annual Pops Concert                              5,600
Circus World Museum                                    Baraboo Great Circus Parade & Festival                        5,000
Community Health Free Clinic                           Contribution Free Clinic                                      5,000
Dane County Parent Council - Hope House                Gift                                                          5,000
Forward Wisconsin, Inc                                 Donation - LocationOne System Subscription Purch              5,000
Guthrie Center Swimming Pool                           Swimming Pool Donation                                        5,000
Iowa JAG, Inc                                          Sponsor Donation                                              5,000
Madison Repertory Theatre                              Sponsorship                                                   5,000
MATC Foundation                                        2004 Gift Program Support                                     5,000
NAACP Madison Chapter                                  Freedom Fund Banquet Sponsor                                  5,000
Prairie du Chien Foundation                            St. Feriole Island Recreation Complex Support                 5,000
University of Wisconsin Foundation                     K Lyall Fund Scholarship 2004                                 5,000
Wisconsin Women's Network                              Sponsor Wisconsin Women Equal Prosperity                      5,000
Hillcrest Family Services                              Reflections in the Park 2004 - Dubuque                        4,000
The Center for Corporate Citizenship at Boston College Membership Fee - Anthony Weiler                               3,500
African American Historical Museum                     Sponsor Annual Banquet                                        3,000
Boys & Girls Club of Dane County                       2004 Gift Program Support                                     3,000
Clinton Riverboat Days                                 Sponsor Riverboat Days                                        3,000
Dane Dancers, Inc                                      Sponsor                                                       3,000
Kajsiab House                                          2004 Gift                                                     3,000
Keep Wisconsin Warm Fund                               2004 Donation -  KWWF Golf Outing                             3,000
Monroe Main Street Initiative                          One Corporation Table                                         3,000
The Salvation Army Madison                             2004 Gift                                                     3,000
Wisconsin Historical Foundation                        2004 Corp Sponsorship Program                                 3,000
Yahara House                                           2004 Gift                                                     3,000
Other                                                  852 Invoices                                                268,866
---------------------------------------------------------------------------------------------------------------------------
                                                                                                      TOTAL      $ 507,966
---------------------------------------------------------------------------------------------------------------------------

                               ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                         For the Year Ended December 31, 2004

-----------------------------------------------------------------------------------------------------------------------

                                                   OTHER DEDUCTIONS
                                                    ACCOUNT 426.5

-----------------------------------------------------------------------------------------------------------------------

                                    INSTRUCTIONS: Provide a listing of the amount included in Account 426.5,
                                                  "Other Deductions", classifying such expenses according to their nature.

-----------------------------------------------------------------------------------------------------------------------

                   DESCRIPTION                                      NAME OF PAYEE                         AMOUNT

-----------------------------------------------------------------------------------------------------------------------

Advertising                                                                                             $  2,871,080
Key Employee Deferred Comp Plan                                                                               78,352
Civic, Political and Related Activities                                                                       40,000
Other                                                                                                          5,798

























-----------------------------------------------------------------------------------------------------------------------
                                                                                              TOTAL     $ 2,995,230
-----------------------------------------------------------------------------------------------------------------------

                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                          For the Year Ended December 31, 2004

--------------------------------------------------------------------------------------------------------------------------

                                                     SCHEDULE XVIII
                                              NOTES TO STATEMENT OF INCOME

--------------------------------------------------------------------------------------------------------------------------

                       INSTRUCTIONS:       The space below is provided for important notes regarding the
                                           Statement of Income or any account thereof.  Furnish particulars as to any significant increases and services rendered or expenses incurred during the year.  Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

--------------------------------------------------------------------------------------------------------------------------


See Schedule XIV - Notes to Financial Statements.





























--------------------------------------------------------------------------------------------------------------------------

                   ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                   Executive Organization Chart
                                       At December 31, 2004



        Chief Executive Officer

                  President

                       Corporate Secretary

                            Assistant Corporate Secretary

                            Assistant Corporate Secretary

                       Vice President - Regulatory Affairs

                  Senior Executive Vice President and Chief Financial Officer

                       Vice President - Controller and Chief Accounting Officer

                            Assistant Controller

                       Vice President and Treasurer

                             Assistant Treasurer

                  Vice President - Strategy and Risk

                  Vice President - Performance Improvement

             Chief Operating Officer

                  Executive Vice President - Business Development

                  Senior Vice President - Energy Delivery

                       Vice President-Customer Service Operations-East

                       Vice President-Customer Service Operations-West

                       Vice President-Customer Service and Operations Support

                  Vice President - Generation

                  Vice President - New Energy Resources

                  Vice President - Shared Services

                  Vice President - Technical and Integrated Services

                             ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                   Methods of Allocation


  Ratio                                                 Description

    1     Units Sold or Transported Ratio
          A ratio, based on appropriate Client Company electric, gas, steam or water units of sale and/or transport, excluding intra-system sales, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client
          Company and the denominator of which is for all Client Companies (and Alliant
          Energy Corporation's non-utility and foreign utility company affiliates for which the Service Company provides energy related services, where applicable).  The product-specific units of sales are domestic kilowatt-hour electric sales, dekatherms of gas sold or transported, units of water, or units of steam.  A separate ratio will be calculated and used for each utility type (electric, gas, water and steam).

    2     Electric Peak Load Ratio
          A ratio, based on the sum of the monthly domestic firm electric maximum system demands, including or excluding interruptible loads, as appropriate, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client
          Companies.

    3     Number of Customers Ratio
          A ratio, based on the sum of the firm domestic electric customers (and/or gas customers, where applicable) at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for a
          Client Company and the denominator of which is for all Client Companies.

    4     Number of Employees Ratio
          A ratio, based on the sum of the number of employees at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company or Service Company Function and
          the denominator of which is for all Client Companies (and Alliant Energy
          Corporation's non-utility and non-domestic utility affiliates for which the
          Service Company provides services, where applicable) and/or the Service
          Company.

    5     Construction Expenditures Ratio
          A ratio, based on construction expenditures for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.  To the extent possible, costs will be segregated by utility type (i.e., electric, gas, water, steam etc.) as well as by function (i.e., production, transmission, distribution and general).  If any remaining construction-related costs are common to all utility types, such common costs will be allocated between utility types and functions based on the total of all construction expenditures.

                             ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                   Methods of Allocation


  Ratio                                                 Description

Continued:

    6     Circuit Miles of Electric Distribution Lines Ratio
          A ratio, based on installed circuit miles of domestic electric distribution lines at the end of the immediately preceding calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

    7     Number of Meters Ratio
          A ratio, based on the sum of the number of installed electric meters (and/or gas, water or steam meters, where applicable) at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.
          A separate ratio will be calculated and used for each utility type (i.e. electric, gas, water, steam, etc.).

    8     Total Assets Ratio
          A ratio, based on the sum of the total assets at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client
          Companies (and Alliant Energy Corporation's non-utility and non-domestic utility affiliates for which the Service Company provides services, where applicable).

    9     Circuit Miles of Electric Transmission Lines Ratio
          A ratio, based on installed circuit miles of electric transmission lines at the end of the immediately preceding calendar year, the numerator of which is for a
          Client Company and the denominator of which is for all Client Companies.

   10     Number of Central Processing Unit Seconds Ratio
          A ratio, based on the number of central processing unit seconds expended to execute mainframe computer software applications for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company or Service Company Function, and the denominator of which is for all Client Companies, (and Alliant Energy Corporation's non-utility and non-domestic utility affiliates, where applicable) and/or the Service Company.

   11     Gross Plant Ratio
          A ratio, based on the sum of direct plant at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client
          Company and the denominator of which is for all Client Companies (and Alliant
          Energy Corporation's non-utility and non-domestic utility affiliates, where applicable).

                             ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                   Methods of Allocation


  Ratio                                                 Description

Continued:

   12     Materials, Supplies and Services Ratio
          A ratio, based on the sum of materials, supplies and services, either issued from inventory or directly purchased, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company, or function, and the denominator of which is for all Client Companies (and Alliant Energy Corporation's non-utility and non-domestic utility affiliates for which the Service Company provides services, where applicable) and/or the Service Company.

   13     Tons of Coal Burned Ratio
          A ratio, based on the tons of coal burned for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

   14     Gallons of Oil Burned Ratio
          A ratio, based on the gallons of oil burned for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

   15     Dekatherms of Gas Ratio
          A ratio, based on the dekatherms of gas purchased for the immediately preceding twelve consecutive calendar months, the numerator of which is for a
          Client Company and the denominator of which is for all Client Companies.

   16     MCF Peak Load Ratio
          A ratio, based on the sum of the monthly gas maximum system demands, including or excluding interruptible loads, as appropriate, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a
          Client Company and the denominator of which is for all Client Companies.

   17     Feet of Gas Line Ratio
          A ratio, based on installed footage of gas lines at the end of the immediately preceding calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

   18     Feet of Steam Distribution Lines Ratio
          A ratio, based on installed footage of steam lines at the end of the immediately preceding calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

                             ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                   Methods of Allocation


  Ratio                                                 Description

Continued:

   19     Steam Peak Load Ratio
          A ratio, based on the sum of the monthly steam maximum system demands, including or excluding interruptible loads, as appropriate, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a
          Client Company and the denominator of which is for all Client Companies.

   20     Feet of Water Distribution Lines Ratio
          A ratio, based on installed footage of water lines at the end of the immediately preceding calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

   21     Water Peak Load Ratio
          A ratio, based on the sum of the monthly water maximum system demands, including or excluding interruptible loads, as appropriate, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a
          Client Company and the denominator of which is for all Client Companies.

   22     Number of Bills Ratio
          A ratio, based on the sum of the number of monthly bills issued, for the immediately preceding twelve calendar months, the numerator of which is for a
          Client Company and the denominator of which is for all Client Companies.

   23     General Ratio
          A ratio based on the sum of all Service Company expenses directly assigned or allocated, based on allocators other than this "General Ratio" to Client Companies
          (excluding fuel, gas, purchased power and the cost of goods sold) for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client
          Company or Function and the denominator of which is for all Client Companies (and
          Alliant Energy Corporation's non-utility and non-domestic utility affiliates, where applicable) and/or the Service Company.  As used herein, "cost of goods sold"
          represents materials that are resold to the ultimate consumer.
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


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

                              ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                             Annual Statement of Compensation for Use of Capital Billed


The following annual statement was supplied to each associate company in support of the amount of compensation for use of capital billed during 2004.

In accordance with Instruction 01-12 of the Securities and Exchange Commission's Uniform System
of Accounts for Mutual Service Companies and Subsidiary Service Companies, Alliant Energy Corporate
Services, Inc. submits the following information on the billing of interest on borrowed funds to associate companies for the year 2004:

A.   Amount of interest billed to associate companies is contained on page 25, Analysis of Billing, as part of the direct costs charged.

B.   The basis for billing of interest to the associate companies is based on the daily outstanding balance of all loans outstanding during the month.

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                                       52

                                 ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                     Signature Clause


Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.


                                                               Alliant Energy Corporate Services, Inc.
                                            -------------------------------------------------------------------------------
                                                                     (Name of Reporting Company)


                                        By:                             /s/ John E. Kratchmer
                                            -------------------------------------------------------------------------------
                                                                    (Signature of Signing Officer)


                                             John E. Kratchmer, Vice President - Controller and Chief Accounting Officer
                                            -------------------------------------------------------------------------------
                                                             (Printed Name and Title of Signing Officer)



   Date:          April 28, 2005
         ------------------------------
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